SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): November 3, 2003


                               EMCORE CORPORATION
                               ------------------
             (Exact name of Registrant as specified in its charter)


New Jersey                          0-22175                    22-2746503
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(State or other jurisdiction      (Commission               (IRS Employer
      of incorporation)           File Number)             Identification No.)


            145 Belmont Drive
            Somerset, New Jersey                               08873
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           (Address of principal                             (Zip Code)
            executive offices)


Registrant's telephone number, including area code:  (732) 271-9090
                                                    ---------------


                                       N/A
          -------------------------------------------------------------
         (Former name or former address, if changed since last report.)


Item 2.           Acquisition or Disposition of Assets.

         (a) On November 3, 2003, EMCORE Corporation sold its TurboDisc Metal Organic Chemical Vapor Deposition (MOCVD) business to Veeco Compound Semiconductor Inc. f/k/a Veeco St. Paul Inc., a wholly owned subsidiary of Veeco Instruments Inc in a transaction valued at up to $80,000,000. The purchase price was $60,000,000 in cash at closing and up to an additional $20,000,000 over the next two years. Emcore will receive 50% of all revenues from this business over $40 million in each of the next two years, beginning January 1, 2004, to an aggregate maximum payout of $20 million. The purchase price was determined through arms-length negotiation. The transaction includes the assets, products, product warranty liabilities, hardware-related technology and intellectual property used primarily in the operation of this business, including the business unit's facilities located in Somerset, New Jersey. It is expected that approximately 120 employees of Emcore involved in the TurboDisc business will become employees of Veeco.

                  The full details of the acquisition are set forth in the Asset Purchase Agreement, dated as of November 3, 2003, by and among Veeco St. Paul Inc., Veeco Instruments Inc. and EMCORE Corporation, annexed hereto as Exhibit 2.1.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (b) Pro Forma Financial Information.

                  Pursuant to paragraph (b) (1) of Form 8-K, EMCORE Corporation is furnishing pro forma financial information in Exhibit 99.1, incorporated herein by reference.

         (c) Exhibits.

                  The following Exhibits are filed as part of this report:

                  Exhibit 2.1 Asset Purchase Agreement, dated as of November 3, 2003, by and among Veeco St. Paul Inc., Veeco Instruments Inc. and EMCORE Corporation.

                  Exhibit 99.1 EMCORE Corporation pro forma unaudited condensed consolidated balance sheet as of June 30, 2003 and the related statement of operations for the nine-month period then ended, and pro forma unaudited condensed consolidated statement of operations for the year ended September 30, 2002.

                  Exhibit 99.2      Press Release, dated November 3, 2003.

         Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to
Exhibit 2.1 have been omitted. Registrant agrees to supplementally furnish such schedules upon request of the Securities and Exchange Commission.


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         EMCORE CORPORATION


Date:  November 18, 2003                 By:   /s/ Tom Werthan
                                               --------------------------------
                                               Name:  Thomas G. Werthan
                                               Title: Chief Financial Officer

                                  EXHIBIT INDEX

   EXHIBIT NO.      DOCUMENT

       2.1 Asset Purchase Agreement, dated as of November 3, 2003, by and among Veeco St. Paul Inc., Veeco Instruments Inc. and EMCORE Corporation.

       99.1 EMCORE Corporation pro forma unaudited condensed consolidated balance sheet as of June 30, 2003 and the related statement of operations for the nine-month period then ended, and pro forma unaudited condensed consolidated statement of operations for the year ended September 30, 2002.

       99.2         Press Release, dated November 3, 2003.

                                                                   EXHIBIT 2.1

                                                                EXECUTION COPY







                            ASSET PURCHASE AGREEMENT

                          DATED AS OF NOVEMBER 3, 2003


                                     BETWEEN


                             VEECO INSTRUMENTS INC.,



                               VEECO ST. PAUL INC.


                                       AND


                               EMCORE CORPORATION

                                TABLE OF CONTENTS

                                                                                                                Page
Section 1.        Defined Terms...................................................................................1
         1.1      Definitions.....................................................................................1

Section 2.        Purchase and Sale of Assets.....................................................................8
         2.1      Transferred Assets..............................................................................8
         2.2      Excluded Assets................................................................................10
         2.3      Assumed Liabilities............................................................................11
         2.4      The Closing....................................................................................12
         2.5      Consideration..................................................................................12
         2.6      Purchase Price Adjustment......................................................................12
         2.7      Earn-Out Payments..............................................................................14
         2.8      Allocation of Purchase Price...................................................................16
         2.9      Proration......................................................................................16
         2.10     Payment of Certain Taxes.......................................................................17
         2.11     Nonassignable Assets...........................................................................17

Section 3.        Representations and Warranties of Seller.......................................................18
         3.1      Organization and Authorization.................................................................18
         3.2      Compliance with Law............................................................................18
         3.3      No Conflicts; Consents.........................................................................18
         3.4      Reports  19
         3.5      Financial Statements, Books and Records........................................................19
         3.6      Accounts Receivable............................................................................20
         3.7      No Undisclosed Liabilities.....................................................................20
         3.8      Contracts......................................................................................20
         3.9      Real Property..................................................................................22
         3.10     Transferred Personal Property..................................................................23
         3.11     Sufficiency of Assets..........................................................................23
         3.12     Inventory......................................................................................23
         3.13     Litigation.....................................................................................24
         3.14     No Adverse Effects or Changes..................................................................24
         3.15     Employees......................................................................................24
         3.16     Employee Benefits..............................................................................25
         3.17     Labor Matters..................................................................................25
         3.18     Intellectual Property..........................................................................26
         3.19     Environmental Matters..........................................................................29
         3.20     Taxes    ......................................................................................30
         3.21     Product Liability..............................................................................31
         3.22     Product Warranty...............................................................................31
         3.23     Suppliers and Customers........................................................................31
         3.24     Solvency.......................................................................................31
         3.25     Brokers........................................................................................32
         3.26     No Other Representations or Warranties.........................................................32

Section 4.        Representations and Warranties of Buyer........................................................32
         4.1      Organization and Authorization.................................................................32
         4.2      Capitalization.................................................................................32
         4.3      No Conflicts; Consents.........................................................................33
         4.4      Reports; Financial Statements..................................................................33
         4.5      Litigation.....................................................................................34
         4.6      Compliance with Law............................................................................34
         4.7      Brokers  34
         4.8      No Inducement or Reliance; Independent Assessment..............................................35
         4.9      Sufficiency of Funds...........................................................................35
         4.10     No Other Representations or Warranties.........................................................35

Section 5.        Covenants of the Parties.......................................................................35
         5.1      Employee Matters...............................................................................35
         5.2      Noncompetition.................................................................................38
         5.3      Confidentiality................................................................................39
         5.4      Further Assurances.............................................................................40
         5.5      Customer and Other Business Relationships......................................................40
         5.6      Books and Records; Tax Matters.................................................................40
         5.7      Bulk Sales.....................................................................................41
         5.8      ISRA Matters...................................................................................41
         5.9      Compliance with Obligations....................................................................41

Section 6.        Conditions to Closing..........................................................................41
         6.1      Obligation of Buyer to Close...................................................................41
         6.2      Obligation of Seller to Close..................................................................44

Section 7.        Indemnification................................................................................45
         7.1      Survival Periods...............................................................................45
         7.2      Indemnification by Seller......................................................................45
         7.3      Indemnification by Parent and Buyer............................................................45
         7.4      Limitations of Indemnity.......................................................................45
         7.5      Indemnification Procedures - Third Party Claims................................................46
         7.6      Indemnification Procedures - Other Claims, Indemnification Generally...........................48
         7.7      Exclusive Remedy...............................................................................48

Section 8.        Miscellaneous..................................................................................48
         8.1      Publicity......................................................................................48
         8.2      Disclosure Schedules...........................................................................48
         8.3      Notices........................................................................................49
         8.4      Counterparts...................................................................................49
         8.5      Governing Law; Severability....................................................................49
         8.6      Consent to Jurisdiction........................................................................50
         8.7      Assignment.....................................................................................50
         8.8      Expenses.......................................................................................50
         8.9      Entire Agreement...............................................................................50
         8.10     No Third Party Beneficiaries...................................................................50
         8.11     Interpretation.................................................................................50

EXHIBITS

Exhibit A         Seller Contracts Assignment
Exhibit B         Intellectual Property Agreement
Exhibit C         Bill of Sale
Exhibit D         Deed
Exhibit E         Transition Services Agreement
Exhibit F         Escrow Agreement
Exhibit G         Lease
Exhibit H         Supply Agreement
Exhibit I         FIRPTA Affidavit
Exhibit J         Registration Rights Agreement
Exhibit K         Opinion of Buyer's Counsel
Exhibit L         Opinion of Seller's Counsel

SCHEDULES

Schedule A        Seller Employees with Knowledge
Schedule B        Buyer Employees with Knowledge
Schedule 2.1(b)   Transferred Personal Property
Schedule 2.1(f)   Contracts
Schedule 2.1(g)   Transferred Permits
Schedule 2.1(i)   Prepaid Expenses
Schedule 2.2(a)   Joint Ventures
Schedule 2.2(i)   Servers and Routers
Schedule 2.3(c)(i)Nondelinquent Purchase Orders
Schedule 2.8      Purchase Price Allocation
Schedule 3.2      Compliance with Laws; Permits
Schedule 3.3      Seller Consents
Schedule 3.5      Accounts Receivable
Schedule 3.7      Undisclosed Liabilities
Schedule 3.8      Seller Contracts
Schedule 3.9      Transferred Real Property/Improvements
Schedule 3.10(a)  Tangible Personal Property
Schedule 3.10(b)  Capital Leases
Schedule 3.13     Litigation
Schedule 3.14(a)  Changes in Compensation
Schedule 3.14(d)  Changes to Seller Contracts
Schedule 3.15     Employees
Schedule 3.16(a)  Employee Benefit Plans
Schedule 3.16(e)  Severance and Other Payments
Schedule 3.17(d)  Liability Under Severance Plans
Schedule 3.18     Intellectual Property
Schedule 3.19     Environmental Matters
Schedule 3.22     Product Warranty
Schedule 3.23     Suppliers and Customers
Schedule 4.3      Buyer Consents
Schedule 4.6      Compliance with Laws; Permits
Schedule 5.1(a)   Offered Employees
Schedule 5.1(b)   Certain Benefits
Schedule 5.1(c)   Severance Benefits
Schedule 6.1(d)   Key Employees

                            ASSET PURCHASE AGREEMENT

                  ASSET PURCHASE AGREEMENT dated as of November 3, 2003 by and among Veeco Instruments Inc., a Delaware corporation ("Parent"), Veeco St. Paul Inc., a Minnesota corporation ("Buyer"), and EMCORE Corporation, a New Jersey corporation ("Seller").

                  A. Seller is engaged in the development, manufacture, sale and distribution, service and support of metal organic chemical vapor deposition systems, components, parts and related software and apparatus for the growth of atomic or molecular materials used in numerous applications, including, among others, automotive, military and electronic components, data and telecommunications modules, cellular telephones, solar cells and high-brightness light-emitting diodes (the "Business").

                  B. Seller desires to sell, assign and transfer, and Buyer desires to purchase and acquire, all of the Transferred Assets (defined below) and to assume all of the Assumed Liabilities (as defined below), all on the terms and conditions set forth herein.

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         Section 1. Defined Terms

         1.1 Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

                  "Accounts Receivable" shall have the meaning set forth in
Section 2.1(e).

                  "Affiliate" of any Person shall mean a Person which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

                  "Agreement" means this Agreement and includes all of the schedules and exhibits annexed hereto.

                  "Ancillary Agreements" means, collectively, the Seller Contracts Assignment, the Intellectual Property Agreement, the Bill of Sale, the Deed, the Transition Services Agreement, the Escrow Agreement, the Lease, the Supply Agreement and the Registration Rights Agreement.

                  "Arbitration Firm" has the meaning set forth in Section 2.6(a)(ii).

                  "Assumed Liabilities" has the meaning set forth in Section
2.3.

                  "Business" has the meaning set forth in the recitals of this Agreement.

                  "Business Day" means any day that is not a Saturday, Sunday or statutory holiday in the State of New York.

                  "Buyer" has the meaning set forth in the preamble of this Agreement.

                  "Buyer Change of Control" means the occurrence of any transaction or corporate action, or series of related transactions or corporate actions, the effect of which would materially impair Buyer's ability to operate the Business in a manner consistent with the operation of the Business prior to the Closing and as contemplated by Section 2.7 (and the definitions used therein) (including the ability to make the calculations required thereby), including any sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the Transferred Assets or all or substantially all of the assets associated with Buyer's deposition business.

                  "Buyer Disclosure Schedule" means the disclosure Schedule that has been prepared by Parent and Buyer in accordance with Section 8.2 and that has been delivered by Buyer to Seller on the Closing Date.

                  "Buyer Material Adverse Effect" means (a) any event, circumstance, change, occurrence, fact or effect that, individually or in the aggregate with all other events, circumstances, changes, occurrences, facts and/or effects, is or is reasonably likely to be materially adverse to the business, assets, or liabilities of Parent, taken as a whole, or Buyer, or (b) any event, circumstance, change, occurrence, fact or effect that is or is reasonably likely to be materially adverse to the ability of Parent or Buyer to consummate timely the transactions contemplated hereby, other than, in each case, any event, circumstance, change, occurrence, fact or effect arising out of or resulting from (i) conditions in the United States or foreign economies or securities markets in general or from a war, terrorism or similar action, (ii) conditions in the industry of the Business in general and not specific to the Business, (iii) the announcement of this Agreement or of the transactions contemplated by this Agreement, (iv) actions or omissions taken by Parent or Buyer with the prior written consent of Seller or (v) changes in applicable Law or GAAP.

                  "Closing" has the meaning set forth in Section 2.4.

                  "Closing Cash Consideration" has the meaning set forth in
Section 2.5(a).

                  "Closing Date" means the date on which the Closing shall occur.

                  "Closing Net Working Capital" has the meaning set forth in
Section 2.6(a)(i).

                  "Closing Net Working Capital Statement" has the meaning set forth in Section 2.6(a)(i).

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Contemplated Transactions" means all of the transactions contemplated by this Agreement.

                  "Continuation Period" has the meaning set forth in Section 5.1(d).

                  "Downward Adjustment Amount" has the meaning set forth in
Section 2.6(b)(i).

                  "Earn-Out Notice of Disagreement" has the meaning set forth in
Section 2.7(a)(ii).

                  "Earn-Out Periods" has the meaning set forth in Section 2.7(a)(i).

                  "Earn-Out Statements" has the meaning set forth in Section 2.7(a)(i).

                  "Employees of the Business" has the meaning set forth in
Section 3.15.

                  "Environmental Laws" means any state, federal or local Laws relating to pollution, natural resources, protection of the environment or public health and safety, including Laws relating to the use, treatment, storage, release, disposal or transportation of Hazardous Substances or the handling and disposal of medical and biological waste.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" has the meaning set forth in Section
3.16(a).

                  "Escrow Agent" has the meaning set forth in Section 2.5(b).

                  "Escrow Amount" has the meaning set forth in Section 2.5(b).

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Excluded Assets" has the meaning set forth in Section 2.2.

                  "First Earn-Out Payment" has the meaning set forth in Section 2.7(b)(i).

                  "First Earn-Out Payment Overage" has the meaning set forth in
Section 2.7(b)(i).

                  "First Earn-Out Period" has the meaning set forth in Section 2.7(a)(i).

                  "First Earn-Out Statement" has the meaning set forth in
Section 2.7(a)(i).

                  "Foreign Employees" has the meaning set forth in Section
5.1(g).

                  "GAAP" means United States generally accepted accounting principles applied on a consistent basis.

                  "Governmental Authority" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal, regulatory body, administrative agency or other instrumentality of any government, whether federal, state or local, domestic or foreign.

                  "Growth Process(es)" means all processes, methods, procedures and techniques for the growth of epitaxial materials (including GaAs, AlGaAs, InP, InGaAsP, GaN, InGaN, AlGaN and SiC). Without limitation to the foregoing and notwithstanding anything to the contrary herein or in the Intellectual Property Agreement, the term "Growth Processes" shall include any and all processes, methods, procedures and techniques listed in Appendix B2 to the Intellectual Property Agreement.

                  "Hazardous Substances" means (i) any hazardous or toxic waste, substance or material defined as such in (or for the purposes of) any Environmental Law, (ii) asbestos-containing material, (iii) medical and biological waste, (iv) polychlorinated biphenyls, (v) petroleum products, including gasoline, fuel oil, crude oil and other various constituents of such products and (vi) any other chemicals, materials or substances, exposure to which is prohibited, limited, or regulated by any Environmental Laws.

                  "HSR Act" means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

                  "Improvements" means all buildings, structures, fixtures and improvements located on the Transferred Real Property, including those under construction.

                  "Indemnification Acknowledgment" has the meaning set forth in
Section 7.5(c).

                  "Indemnitee" has the meaning set forth in Section 7.5(a).

                  "Indemnitor" has the meaning set forth in Section 7.5(a).

                  "Intellectual Property" shall have the meaning set forth in the Intellectual Property Agreement.

                  "Intellectual Property Agreement" has the meaning set forth in
Section 6.1(i)(v).

                  "Inventory" shall have the meaning set forth in Section
2.1(a).

                  "IRS" means the Internal Revenue Service of the United States or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

                  "ISRA" has the meaning set forth in Section 5.8(a).

                  "Knowledge of Buyer" and similar phrases concerning a particular subject, area or aspect of Buyer shall mean the actual knowledge of each of the officers of Buyer and the employees listed on Schedule B.

                  "Knowledge of Seller" and similar phrases concerning a particular subject, area or aspect of Seller or the Business shall mean the actual knowledge of each of the officers of Seller and of those Employees of the Business listed on Schedule A.

                  "Law" shall mean any constitutional provision or any statute or other law, rule or regulation of any Governmental Authority and any decree, injunction, judgment, order, ruling, assessment or writ.

                  "Licensed-In-Agreements" has the meaning set forth in Section 3.18(d).

                  "Licensed Intellectual Property" means any Intellectual Property licensed to Buyer under the Intellectual Property Agreement.

                  "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, encroachment or other survey defect, transfer restriction or other encumbrance of any nature whatsoever.

                  "Losses" means any and all damages, costs, liabilities, losses, claims, judgments, penalties, fines, expenses (including reasonable fees and expenses of outside attorneys), reasonable costs of investigation (including reasonable fees and expenses of outside accountants, consultants and experts reasonably engaged) amounts paid in settlement, court costs and other expenses of litigation.

                  "Net Sales" means the dollar amount of total sales of goods (including all products, components and replacement parts currently manufactured and/or sold by or on behalf of Seller and products derived from such products, including components and replacement parts) and services (including design, engineering, installation, maintenance, monitoring, support and upgrade services and technology licenses) of the Business less customer returns calculated in accordance with GAAP and consistent with the past practice of the Business. Where a product, component, replacement part or service of the Business is sold as part of or in connection with other products of Buyer or Parent, Net Sales shall only include the fair market value of the product, component, replacement part or service (as the case may be) of the Business.

                  "Net Working Capital" means the amount calculated by subtracting the current liabilities of Seller included in the Assumed Liabilities as of a particular date from the current assets of Seller included in the Transferred Assets as of that date calculated in accordance with GAAP and consistent with the past practice of the Business.

                  "Nonassignable Assets" has the meaning set forth in Section 2.11.

                  "Noncompete Period" has the meaning set forth in Section
5.2(a).

                  "Notice of Claim" has the meaning set forth in Section 7.5(b).

                  "Notice of Disagreement" has the meaning set forth in Section 2.6(a)(ii).

                  "Offered Reactor" has the meaning set forth in Section 5.2(d). "Parent" has the meaning set forth in the preamble of this Agreement.

                  "Parent Common Stock" has the meaning set forth in Section
4.2.

                  "Parent Financial Statements" has the meaning set forth in
Section 4.4(b).

                  "Parent SEC Documents" has the meaning set forth in Section 4.4(a).

                  "Permits" has the meaning set forth in Section 3.2(b).

                  "Permitted Liens" means:

                           (i) Liens for Taxes not yet due and payable or which
                  are being contested in good faith by appropriate proceedings diligently pursued, provided that provision for the payment of all such Taxes has been made on the books of the Seller to the extent required by GAAP;

                           (ii) mechanics', processor's, materialmen's,
                  carriers', warehousemen's, repairmen's, landlord's and similar Liens arising by operation of Law or arising in the ordinary course of business and securing obligations of Seller that are not overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that provision for the payment of such Liens has been made on the books of Seller;

                           (iii) Liens arising in connection with worker's
                  compensation, unemployment insurance, old age pensions and social security benefits, provided that provision for the payment of such Liens has been made on the books of Seller; and

(iv) Liens securing indebtedness disclosed on any Schedule to this Agreement;

(v) with respect to Intellectual Property, all implied licenses to use created in connection with the sale of MOCVD reactors and all implied covenants not to sue created in connection with materials demonstrations and Growth Process transfers; and

(vi) easements, rights-of-way, municipal, government, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, and other similar encumbrances defects, liens or irregularities in title and similar charges or encumbrances which do not materially interfere with the conduct of the Business or with the use of the Transferred Assets or materially detract from the value of the Transferred Asset subject to such Lien other than to a de minimus extent or otherwise render title to any such Transferred Asset unmarketable.

                  "Person" means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other organization, whether or not a legal entity.

                  "Plans" has the meaning set forth in Section 3.15(a).

                  "Post-Closing Tax Period" has the meaning set forth in Section 2.10(b).

                  "Pre-Closing Tax Period" has the meaning set forth in Section 2.10(b).

                  "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

                  "PTO" has the meaning set forth in Section 5.1(f).

                  "Purchase Price" has the meaning set forth in Section 2.5.

                  "Reference Working Capital Statement" has the meaning set forth in Section 3.5(b).

                  "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing, whether intentional or unintentional.

                  "Retained Liabilities" means all liabilities or obligations of Seller of whatever nature, whether known or unknown, absolute or contingent, other than the Assumed Liabilities.

                  "Sarbanes-Oxley" has the meaning set forth in Section 3.4.

                  "SEC" means the Securities and Exchange Commission.

                  "Second Earn-Out Payment" has the meaning set forth in Section 2.7(b)(ii).

                  "Second Earn-Out Period" has the meaning set forth in Section 2.7(a)(i).

                  "Second Earn-Out Period Overage" has the meaning set forth in
Section 2.7(b)(ii).

                  "Second Earn-Out Statement" has the meaning set forth in
Section 2.7(a)(i).

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Seller" has the meaning set forth in the preamble to this Agreement.

                  "Seller Account" has the meaning set forth in Section 2.5(a).

                  "Seller Agent" has the meaning set forth in Section
3.17(g)(ii).

                  "Seller Contract" has the meaning set forth in Section 3.8.

                  "Seller Disclosure Schedule" means the disclosure Schedule that has been prepared by Seller in accordance with Section 8.2 and that has been delivered to by Seller to Buyer on the Closing Date.

                  "Seller Financial Statements" has the meaning set forth in
Section 3.5(a).

                  "Seller SEC Documents" has the meaning set forth in Section 3.5(a).

                  "Seller Material Adverse Effect" means (a) any event, circumstance, change, occurrence, fact or effect that, individually or in the aggregate with all other events, circumstances, changes, occurrences, facts and/or effects, is materially adverse to the business, assets, or liabilities of the Business as currently conducted by Seller or (b) any event, circumstance, change, occurrence, fact or effect that is materially adverse to the ability of Seller to consummate timely the transactions contemplated hereby, other than, in each case, any event, circumstance, change, occurrence, fact or effect arising out of or resulting from (i) conditions in the United States or foreign economies or securities markets in general or from a war, terrorism or similar action, (ii) conditions in the industry of the Business in general and not specific to the Business, (iii) the announcement of this Agreement or of the transactions contemplated by this Agreement, (iv) actions or omissions taken by Seller with the prior written consent of Buyer or (v) changes in applicable Law or GAAP.

                  "Straddle Period" has the meaning set forth in Section
2.10(b).

                  "Target Net Working Capital" means $10,068,997.46.

                  "Taxes" means all forms of taxes, charges, fees, levies, customs or duties imposed by any Federal, state, provincial, local, foreign or other taxing authority, including income, franchise, property, sales, use, branch profits, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, GST, recapture, withholding, health and other taxes of any kind, including any interest, penalties and additions thereto.

                  "Tax Return" means any return, declaration, report, statement, schedule, form, information return and any other document required to be filed in respect of any Tax, including any amendment thereto.

                  "Transferred Assets" has the meaning set forth in Section 2.1.

                  "Transferred Employees" has the meaning set forth in Section 5.1(a).

                  "Transferred Intellectual Property" means the Intellectual Property assigned to Buyer under the Intellectual Property Agreement.

                  "Transferred Permits" has the meaning set forth in Section 2.1(g).

                  "Transferred Personal Property" shall have the meaning set forth in Section 2.1(b).

                  "Transferred Real Property" has the meaning set forth in
Section 2.1(c).

                  "Upward Adjustment Amount" has the meaning set forth in
Section 2.6(b)(ii).

                  "WARN Act" has the meaning set forth in Section 3.17(i).

         Section 2. Purchase and Sale of Assets

         2.1 Transferred Assets. Subject to the terms and conditions set forth in this Agreement, Seller shall sell, transfer, convey, assign and deliver to Buyer and, in the case of Intellectual Property, Seller shall either assign or license (as the case may be), and Buyer shall purchase and acquire from Seller, on the Closing Date, all of Seller's right, title and interest in and to the assets used primarily in the operation of the Business (other than the Excluded Assets) (the "Transferred Assets"), including the following:

                  (a) all inventories of Seller for use in the operation or conduct of the Business, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the operation of the Business and the Transferred Assets (the "Inventory");

                  (b) all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventory and the Excluded Assets) of every kind owned or leased by Seller and used primarily in the operation or conduct of the Business (wherever located and whether or not carried on Seller's books), together with any express or implied warranty (to the extent assignable) by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto, including those items described in Schedule 2.1(b) (the "Transferred Personal Property");

                  (c) all real property located at 394 Elizabeth Avenue, Somerset, New Jersey including all Improvements and all rights and privileges appurtenant thereto (the "Transferred Real Property");

                  (d) the Transferred Intellectual Property;

                  (e) (A) all of Seller's trade accounts receivable and other rights to payment from customers of the Business and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered by Seller to customers of the Business, (B) all of Seller's other accounts or notes receivable of the Business and the full benefit of all security for such accounts or notes and (C) any claim, remedy or other right arising out of any of the foregoing (the "Accounts Receivable");

                  (f) all agreements, contracts, arrangements and commitments set forth on Schedule 2.1(f), and all purchase orders from customers of the Business entered into in the ordinary course of business;

                  (g) all Permits that may under applicable Law be transferred by Seller to Buyer set forth in Schedule 2.1(g) (the "Transferred Permits");

                  (h) all data and records related to the operations of the Business by Seller, including copies of all asset and liabilities statements, Inventory and equipment records, existing lists and records of past, present and prospective clients, customers and suppliers and other contact lists, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, technical manuals and drawings, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records, but excluding any such items to the extent such items are Excluded Assets or Retained Liabilities; provided that, if any such items relate both to Transferred Assets or Assumed Liabilities, on the one hand, and to Excluded Assets or Retained Liabilities, on the other hand, then the parties agree that Seller may redact the portions of such items that relate to Excluded Assets or Retained Liabilities before transferring such items to Buyer hereunder, or retain copies thereof for use in connection with the Excluded Assets or Retained Liabilities or in connection with the performance of obligations under the Ancillary Agreements;

                  (i) all prepaid expenses and advances (but only to the extent not constituting cash or cash equivalents) of the Business, including those set forth in Schedule 2.1(i);

                  (j) all causes of action, demands, judgments and claims primarily arising out of the Business or the Transferred Assets, including those arising under warranties from vendors and other third parties in connection with the Business or the Transferred Assets; and

                  (k) all personnel files relating to the Transferred Employees, to the extent permitted by Law.

         2.2 Excluded Assets. Except as specifically set forth in the Ancillary Agreements and notwithstanding anything in Section 2.1 to the contrary, it is hereby expressly acknowledged and agreed that the Transferred Assets shall not include, and neither Seller nor any Affiliate of Seller is selling, transferring, conveying, assigning or delivering to Parent or Buyer, and neither Buyer nor Parent is purchasing or acquiring from Seller or any Affiliate of Seller, any of the rights, properties or assets set forth or described in paragraphs (a) through (m) below (the rights, properties and assets expressly excluded by this Section 2.2 or otherwise excluded by the terms of Section 2.1 from the Transferred Assets being referred to herein as the "Excluded Assets"):

                  (a) all cash and cash equivalents (including certificates of deposit or similar instruments) and securities of Seller and Seller's interest in the investments and joint ventures listed on Schedule 2.2(a) or any of its Affiliates;

                  (b) all of Seller's or any of its Affiliate's right, title and interest in all Intellectual Property other than the Transferred Intellectual Property (including Intellectual Property with respect to Growth Processes);

                  (c) all benefit plan assets, rights under employment agreements, and other employee-related assets of Seller or any of its Affiliates;

                  (d) all (i) confidential personnel records pertaining to any Employee of the Business other than the Transferred Employees, or (ii) other books and records that Seller or any Affiliate of Seller is required by Law to retain; provided, however, that Buyer shall have the right, to the extent permitted by Law, to make copies of any portions of such retained confidential personnel records and other books and records that relate to the Business, the Transferred Assets, the Assumed Liabilities or the Transferred Employees;

                  (e) any information management system of Seller or any of its Affiliates other than those used or held for use primarily in the operation or conduct of the Business;

                  (f) all inventories held by Seller for its internal use with respect to its reactors, wherever located, at levels consistent with past practice;

                  (g) any claim, right or interest of Seller or any of its Affiliates in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom, for any Tax period (or portion thereof) ending on or before the Closing Date (regardless of whether a claim for any such refund is made prior to or after the Closing Date);

                  (h) any general liability, casualty, property or other insurance policy or similar arrangements (or proceeds or other rights thereunder) of Seller or any of its Affiliates;

                  (i) any rights to, or the use of, the "EMCORE" name;

                  (j) the servers, routers and other equipment listed on
Schedule 2.2(j);

                  (k) Seller's agreement with the Defense Advanced Research Projects Agency and any rights thereunder, other than (i) the rights to receive from Seller net payments under the agreement (net of Seller's expenses) and (ii) the rights to any reactor or software improvement made by Seller and assigned to Buyer pursuant to the Intellectual Property Agreement;

                  (l) all contracts and other agreements and assets which relate primarily to services to be performed by Seller or any of its Affiliates pursuant to any Ancillary Agreement; and

                  (m) all rights of Seller or any of its Affiliates under this Agreement and the Ancillary Agreements.

         2.3 Assumed Liabilities. In connection with the purchase and sale of the Transferred Assets, at the Closing, Parent shall cause Buyer to, and Buyer shall, assume, and pay, perform or otherwise discharge, in accordance with the terms thereof, only the liabilities and obligations set forth below (the "Assumed Liabilities"):

                  (a) trade accounts payable incurred in the ordinary course of business of the Business;

                  (b) any liability or obligation of Seller arising or becoming due after the Closing under any Seller Contract or Transferred Permit (other than any liability arising out of or relating to a breach thereunder that occurred prior to the Closing Date);

                  (c) any liability of Seller to customers of the Business incurred by Seller in the ordinary course of business for nondelinquent purchase orders outstanding as of the Closing Date as set forth in Schedule 2.3(c)(i) or under written warranty agreements disclosed in Schedule 3.22 given by Seller to such customers in the ordinary course of business prior to the Closing (other than any liability arising out of or relating to a breach that occurred prior to the Closing Date);

                  (d) any liability or obligation arising or becoming due after the Closing Date under any purchase order issued by Seller and included among the Transferred Assets;

                  (e) any liability or obligation with respect to the Business or the Transferred Assets arising from, or in connection with, the operation or conduct of the Business or the ownership of the Transferred Assets by Buyer or any of its Affiliates after the Closing Date, but excluding liabilities resulting from events which have occurred prior to the Closing (except to the extent such liabilities are otherwise set forth in this Section 2.3); and

                  (f) the employment-related liabilities and obligations arising as a result of the Transferred Employees' employment with Buyer or any of its Affiliates after the Closing Date, including all liabilities and obligations assumed pursuant to Section 5.1.

Except as otherwise set forth in this Agreement, Buyer will not assume and shall not be liable for any liabilities or obligations of Seller (including the Retained Liabilities, which shall include any liability imposed on Seller by the Department of Commerce or other Governmental Authority with respect to export control regulations and violations alleged to have occurred thereunder prior to the Closing Date), other than the Assumed Liabilities.

         2.4 The Closing. The purchase and sale provided for in this Agreement (the "Closing") is taking place simultaneously with the execution of this Agreement.

         2.5 Consideration. The aggregate purchase price for the Transferred Assets purchased hereunder shall be (x) $60,000,0000 plus (y) the amount of any Earn-Out Payments to which Seller may become entitled to under Section 2.7 and the assumption of the Assumed Liabilities, subject to adjustment as provided in
Section 2.6 (the "Purchase Price"). At the Closing, the Purchase Price (except for any Earn-Out Payments which may become due under Section 2.7) shall be paid or delivered by Buyer (or by Parent on behalf of Buyer) as the case may be in the following manner:

                  (a) $55,000,000 (the "Closing Cash Consideration") shall be paid to Seller at Closing by wire transfer of immediately available funds to an account specified by Seller in writing at least two Business Days prior to the Closing (or such other account for the receipt of payments hereunder as Seller may notify Buyer in writing a "Seller Account"); and

                  (b) $5,000,000 (the "Escrow Amount") shall be deposited by wire transfer of immediately available funds to an account maintained by The Bank of Cherry Creek, a branch of Western National Bank (the "Escrow Agent") pursuant to the terms and conditions of the Escrow Agreement (the Escrow Amount shall be retained by the Escrow Agent for the period set forth in the Escrow Agreement to secure payment by Seller of any post-closing adjustments to Purchase Price contemplated by Section 2.6(b)).

         2.6 Purchase Price Adjustment.

                  (a) (i) Within 15 days after the Closing Date, the Chief Financial Officer of Seller shall deliver to Buyer a statement of the Net Working Capital (the "Closing Net Working Capital Statement") setting forth the Net Working Capital as of the close of business on the day immediately preceding the Closing Date (the "Closing Net Working Capital").

                           (ii) Within 10 days following receipt by Buyer of the
Closing Net Working Capital Statement, Buyer shall deliver written notice (the "Notice of Disagreement") to Seller of any dispute Buyer has with respect to the preparation or content of the Closing Net Working Capital Statement. The Notice of Disagreement must describe in reasonable detail the items contained in the Closing Net Working Capital Statement that Buyer disputes and the basis for any such dispute. If Buyer does not notify Seller of a dispute with respect to the Closing Net Working Capital Statement within such 10-day period, the Closing Net Working Capital reflected in such Closing Net Working Capital Statement will be final, conclusive and binding on the parties. If Buyer delivers a Notice of Disagreement to Seller, Seller and Buyer shall negotiate in good faith to resolve such dispute. If Seller and Buyer, notwithstanding such good faith effort, fail to resolve such dispute within 7 days after Buyer advises Seller of its objections, then Seller and Buyer jointly shall engage KPMG LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as may be agreed upon by Buyer and Seller in writing (the "Arbitration Firm") to resolve such dispute in accordance with the standards set forth in this Section 2.6(a). Buyer and Seller shall use reasonable efforts to cause the Arbitration Firm to render a written decision resolving the matters submitted to the Arbitration Firm within 20 days of the engagement of the Arbitration Firm. The scope of the disputes to be resolved by the Arbitration Firm will be limited to whether the items in dispute that were properly included in the Notice of Disagreement were calculated in accordance with GAAP and the Arbitration Firm shall determine, on such basis, the Closing Net Working Capital. The Arbitration Firm is not to make any other determination, including any determination as to whether the Target Net Working Capital is correct. The Arbitration Firm's decision will be based solely on one written submission by Buyer and its representatives and one written submission by Seller and its representatives and not by independent review. The Arbitration Firm shall address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. The determination of Closing Net Working Capital by the Arbitration Firm shall be final, conclusive and binding on the parties and judgment may be entered upon the determination of the Arbitration Firm in any court having jurisdiction over the party against which such determination is to be enforced. Buyer and Seller shall share equally the fees and expenses of the Arbitration Firm.

                           (iii) For purposes of complying with the terms set
forth in this Section 2.6, each party shall cooperate with and make available to the other parties and their respective representatives all information, records, data and working papers, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Closing Net Working Capital Statement and the resolution of any disputes thereunder.

                  (b) (i) If the Closing Net Working Capital (as finally determined pursuant to Section 2.6(a)) is less than the Target Net Working Capital less $1,000,000 (the amount of such shortfall, the "Downward Adjustment Amount"), Buyer and Seller shall deliver a joint written authorization to the Escrow Agent within two Business Days after the date on which the Closing Net Working Capital is finally determined instructing the Escrow Agent (i) to pay to Buyer an amount equal to the Downward Adjustment Amount from the Escrow Amount (together with any interest earned on such amount) and (ii) after payment of the Downward Adjustment Amount to Buyer pursuant to clause (i), to pay to Seller the remaining portion of the Escrow Amount, if any (together with any interest earned on such amount).

                           (ii) If the Closing Net Working Capital (as finally
determined pursuant to Section 2.6(a)) is greater than the Target Net Working Capital plus $1,000,000 (the amount of such excess, the "Upward Adjustment Amount"), (i) Buyer and Seller shall deliver a joint written authorization to the Escrow Agent within two Business Days from the date on which the Closing Net Working Capital is finally determined instructing the Escrow Agent to pay to Seller the entire Escrow Amount (together with any interest earned on such amount) and (ii) Buyer (or Parent on Buyer's behalf) shall pay to Seller, within five Business Days from the date on which the Closing Net Working Capital is finally determined pursuant to Section 2.6(b), by bank wire transfer of immediately available funds to a Seller Account, an amount equal to the Upward Adjustment Amount.

                           (iii) If the Closing Net Working Capital (as finally
determined pursuant to Section 2.6(a)) is greater than the Target Net Working Capital less $1,000,000, but less than the Target Net Working Capital plus $1,000,000, Buyer and Seller shall deliver a joint written authorization to the Escrow Agent within two Business Days from the date on which the Closing Net Working Capital is finally determined instructing the Escrow Agent to pay the entire Escrow Amount (together with any interest earned on such amount) to Seller.

         2.7 Earn-Out Payments.

                  (a) (i) Not later than February 15, 2005 (the "First Earn-Out Period"), Buyer shall provide Seller a statement of the Net Sales for the year ended December 31, 2004 (the "First Earn-Out Statement"), together with appropriate supporting documentation. Not later than February 15, 2006 (the "Second Earn-Out Period" and together with the First Earn-Out Period, the "Earn-Out Periods"), Buyer shall provide Seller a statement of the Net Sales for the year ended December 31, 2005 (the "Second Earn-Out Statement" and, together with the First Earn-Out Statement, the "Earn-Out Statements"), together with appropriate supporting documentation.

                           (ii) Within 30 days following receipt by Seller of
the First Earn-Out Statement or the Second Earn-Out Statement, as the case may be, Seller shall deliver written notice (an "Earn-Out Notice of Disagreement") to Buyer of any dispute Seller has with respect to the preparation or content of such Earn-Out Statement. The Earn-Out Notice of Disagreement must describe in reasonable detail the items contained in the First Earn-Out Statement or the Second Earn-Out Statement, as the case may be, that Seller disputes and the basis for any such dispute. If Seller does not notify Buyer of a dispute with respect to such Earn-Out Statement within such 60-day period, Net Sales reflected in such Earn-Out Statement will be final, conclusive and binding on the parties. If an Earn-Out Notice of Disagreement is delivered to Buyer, Buyer and Seller shall negotiate in good faith to resolve such dispute. If Buyer and Seller, notwithstanding such good faith effort, fail to resolve such dispute within 14 days after Seller advises Buyer of its objections, then Buyer and Seller jointly shall engage the Arbitration Firm to resolve such dispute in accordance with the standards set forth in this Section 2.7(a) and in accordance with the definition of Net Sales. The scope of the disputes to be resolved by the Arbitration Firm will be limited to the items in dispute that were included in the Earn-Out Notice of Disagreement and the Arbitration Firm shall determine Net Sales for the applicable Earn-Out Period based solely on one written submission by Seller and its representatives and one written submission by Buyer and its representatives and not by independent review. The Arbitration Firm shall address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. Seller and Buyer shall use reasonable efforts to cause the Arbitration Firm to render a written decision resolving the matters submitted to the Arbitration Firm within 20 days of the engagement of the Arbitration Firm. All determinations made by the Arbitration Firm will be final, conclusive and binding on the parties and judgment may be entered upon the determination of the Arbitration Firm in any court having jurisdiction over the party against which such determination is to be enforced. Buyer and Seller shall share equally the fees and expenses of the Arbitration Firm.

                           (iii) For purposes of complying with the terms set
forth in this Section 2.7, each party shall cooperate with and make available to the other parties and their respective representatives all information, records, data and working papers, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Earn-Out Statements and the resolution of any disputes thereunder.

                  (b) (i) If the First Earn-Out Statement (as finally determined pursuant to Section 2.7(a)) reflects Net Sales for the First Earn-Out Period in excess of $40,000,000 (the "First Earn-Out Period Overage"), Buyer (or Parent on Buyer's behalf) shall pay to Seller within ten (10) Business Days following the date on which the First Earn-Out Statement is finally determined pursuant to
Section 2.7(a), an amount (the "First Earn-Out Payment") equal to the First Earn-Out Period Overage multiplied by 0.50. The First Earn-Out Payment may be made in cash or in shares of Parent Common Stock at the option of Buyer and Parent (in their sole and absolute discretion), upon written notice to Seller at least three (3) Business Days prior to the expiration of such 10-Business Day period. If Buyer and Parent elect to pay Seller in cash, the First Earn-Out Payment shall be made by wire transfer of immediately available funds to a Seller Account. If Buyer and Parent elect to pay Seller in Parent Common Stock, the value of each share of Parent Common Stock shall be the weighted average of the closing prices of the Parent Common Stock as traded on the Nasdaq National Market and reported by Bloomberg LP for the thirty (30) trading days immediately preceding the date the First Earn-Out Payment is made to Seller.

                           (ii) If the Second Earn-Out Statement (as finally
determined pursuant to Section 2.7(a)) reflects Net Sales for the Second Earn-Out Period in excess of $40,000,000 (the "Second Earn-Out Period Overage"), Buyer (or Parent on Buyer's behalf) shall pay to Seller within ten (10) Business Days following the date on which the Second Earn-Out Statement is finally determined pursuant to Section 2.7(a), an amount (the "Second Earn-Out Payment") equal to the Second Earn-Out Period Overage multiplied by 0.50. The Second Earn-Out Payment may be made in cash or in shares of Parent Common Stock at the option of Buyer and Parent (in their sole and absolute discretion) upon written notice to Seller at least three (3) Business Days prior to the expiration of such 10-Business Day period. If Buyer and Parent elect to pay Seller in cash, the Second Earn-Out Payment shall be made by wire transfer of immediately available funds to a Seller Account. If Buyer and Parent elect to pay Seller in Parent Common Stock, the value of each share of Parent Common Stock shall be the weighted average of the closing prices of the Parent Common Stock as traded on the Nasdaq National Market and reported by Bloomberg LP for the thirty (30) trading days immediately preceding the date the Second Earn-Out Payment is made to Seller.

                           (iii) Notwithstanding anything to the contrary
contained in this Agreement, in no event shall Buyer (or Parent on Buyer's behalf) be obligated to pay Seller in respect of the First Earn-Out Payment and the Second Earn-Out Payment an aggregate amount in excess of $20,000,000.

                  (c) If following the Closing Date, a Buyer Change of Control occurs or an agreement with respect thereto is entered into, Buyer (or Parent on Buyer's behalf) shall concurrently therewith pay Seller an aggregate amount of $20,000,000 in cash less any amounts previously paid in respect of the First Earn-Out Period or the Second Earn-Out Period, notwithstanding the amount of Net Sales with respect to such periods.

                  (d) Until the expiration of the Earn-Out Periods, as soon as available and in any event within 45 days after the end of each of the first three quarters of Buyer's fiscal year, Buyer shall prepare and deliver to Seller a statement of Net Sales as at the end of such period, accompanied by a statement of bookings and a statement of billings of the Business for such quarterly period, in each case prepared consistently with the financial statements of Buyer for such quarterly periods. Buyer shall also make available a senior member of Buyer's sales team and a senior member of Parent's accounting team for a telephone conference with Seller to discuss the Net Sales in the preceding quarter. During the Earn-Out Periods, (i) Buyer shall, and Parent shall cause Buyer to, operate the Business in good faith and in the ordinary course of business and not with a purpose to reduce the amount of the First Earn-Out Payment or the Second Earn-Out Payment and (ii) Buyer shall, and Parent shall cause Buyer to, and Buyer shall cause its Affiliates to, not take any actions or engage in any activities or transactions which have the purpose of deferring the recognition of Net Sales taken into account in calculating the First Earn-Out Payment or the Second Earn-Out Payment.

         2.8 Allocation of Purchase Price. Buyer, Parent and Seller agree to allocate the Purchase Price (and the Assumed Liabilities that are properly included in Buyer's tax basis for the Transferred Assets) among the Transferred Assets as set forth on Schedule 2.8. Buyer, Parent and Seller shall report for Tax and other relevant purposes the sale of the Transferred Assets in a manner consistent with such allocation. Each of Buyer, Parent and Seller shall (a) timely file all forms (including IRS Form 8594) and Tax Returns required to be filed in connection with the agreed allocation; (b) be bound by such allocation for purposes of determining Taxes; (c) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with such allocation; and (d) take no position, and cause its Affiliates to take no position, inconsistent with such allocation on any applicable Tax Return, in any audit or proceeding before any tax authority or in any respect made for Tax purposes. In the event that such allocation is disputed by a tax authority, the party serving notice of such dispute shall promptly notify the other party hereto concerning the existence and resolution of such dispute.

         2.9 Proration. Buyer and Seller agree that all of the items normally prorated, including rent, Taxes (subject to Section 2.10), assessments, fees relating to the Permits and other charges, relating to the Business and operation of the Transferred Assets shall be prorated as of 12:01 a.m. on November 1, 2003, with Seller liable to the extent such items relate to any time period prior to 12:01 a.m. on November 1, 2003, and Buyer liable to the extent such items relate to periods commencing at 12:01 a.m. on November 1, 2003 (measured in the same units used to compute the item in question, otherwise measured by calendar days).

         2.10 Payment of Certain Taxes.

                  (a) Any Tax (including income, sales, use, stamp, registration, value added, transfer, documentary, and other such Taxes as well as any recording and filing fees) directly attributable to the sale or transfer of the Transferred Assets or the Assumed Liabilities by Seller to Buyer pursuant to this Agreement shall be paid by the party prescribed by applicable Law as primarily liable or, if not prescribed by Law, as is the general custom in such jurisdiction.

                  (b) All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Transferred Assets for any Tax period that begins on and ends after the Closing Date (a "Straddle Period") shall be apportioned between Seller and Buyer based on the number of days of such Straddle Period, and Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Tax Period ending on or before the Closing Date and the portion of such Straddle Period ending on the Closing Date ("Pre-Closing Tax Period") and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Tax Period ending after the Closing Date and the portion of such Straddle Period beginning the day after the Closing Date ("Post-Closing Tax Period"). Any refund, rebate, abatement or other recovery of such Taxes attributable to the Pre-Closing Tax Period shall be for the account of the Seller, and any refund, rebate, abatement or other recovery of such Taxes attributable to the Post-Closing Tax Period shall be for the account of the Buyer.

         2.11 Nonassignable Assets. Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Transferred Asset which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Authority or is cancelable by a third party in the event of an assignment ("Nonassignable Assets") unless and until such consent shall have been obtained. Buyer and Seller shall use commercially reasonable efforts to obtain such consents promptly. To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, Seller and Buyer shall cooperate in a mutually agreeable arrangement under which (i) Buyer would obtain the benefits and assume the obligations under such Nonassignable Assets in accordance with this Agreement including by sub-contracting, sub-licensing, or sub-leasing to Buyer or a designee of Buyer, or (ii) such Nonassignable Assets would be held, as of and from the Closing Date, by Seller in trust for Buyer and the covenants and obligations thereunder would be performed by Buyer in Seller's name and all benefits and obligations existing thereunder would be for Buyer's account. Seller shall also take or cause to be taken at Buyer's expense such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller shall promptly pay over to Buyer all money or other consideration received by it in respect to all Nonassignable Assets. Notwithstanding anything in this Agreement to the contrary, unless and until any consent or approval with respect to any Nonassignable Asset is obtained, such Nonassignable Asset shall not constitute a Transferred Asset and any associated liability shall not constitute an Assumed Liability for any purpose under this Agreement.

         Section 3. Representations and Warranties of Seller

                  Except as set forth in the Seller Disclosure Schedule attached hereto, Seller represents and warrants to Buyer as follows:

         3.1 Organization and Authorization. (a) Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New Jersey, and is qualified or licensed as a foreign corporation to do business in each other jurisdiction where the failure to so qualify could reasonably be expected to have a Seller Material Adverse Effect. Seller has all requisite corporate power to own or lease and operate the Transferred Assets and to carry on the Business as now being conducted.

                  (b) Seller has all requisite power and authority to enter into this Agreement and the Ancillary Agreements to be entered into by Seller and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to be executed and delivered by Seller and the performance by Seller of its obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action on the part of Seller, including any action necessary by the stockholders of Seller. This Agreement is, and when executed and delivered in accordance with this Agreement, each other Ancillary Agreement to be executed and delivered by Seller will be, a valid and binding obligation of Seller enforceable in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

         3.2 Compliance with Law. (a) Except as set forth in Schedule 3.2, the Business and the Transferred Assets have been operated in compliance in all material respects with all applicable Laws. Seller has not received any written notice of violation of any Law with respect the operation of the Business, or the ownership or use of the Transferred Assets.

                  (b) Seller has obtained all licenses, permits, certificates, consents and approvals from Governmental Authorities (the "Permits") that are used in or necessary for the operation of the Business and the ownership and use of the Transferred Assets, except for such Permits, the absence of which, individually or in the aggregate, has not had and could not reasonably be expected to result in a Seller Material Adverse Effect. All such Permits are listed in Schedule 3.2, are in full force and effect, and Seller is in compliance with the terms of each of the Permits, except for instances of noncompliance that, individually or in the aggregate, have not had a Seller Material Adverse Effect.

         3.3 No Conflicts; Consents. Except as set forth on Schedule 3.3 and for the filing of the pre-merger notification and report forms under the HSR Act, the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to be executed, delivered and performed by Seller and the consummation of the transactions contemplated hereby and thereby will not (i) violate any provision of the certificate of incorporation or by-laws or other organizational documents of Seller, (ii) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in, or provide the basis for, the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, any Seller Contract or by which any of the Transferred Assets is bound, (iii) result in the imposition or creation of any Lien (other than any Permitted Lien) upon or with respect to any of the Transferred Assets, (iv) violate any Law applicable to Seller, the Business or the Transferred Assets, or (v) result in any shareholder of Seller having the right to exercise dissenter's rights, other than in the case of clauses (ii) and (iv), any such violations, defaults, terminations, accelerations or excused performances that, individually or in the aggregate, have not had and could not reasonably be expected to result in a Seller Material Adverse Effect. Except as set forth on Schedule 3.3 and for the filing of the pre-merger notification and report forms under the HSR Act, no filings with, notices to, or approvals of any Governmental Authority are required to be obtained or made by Seller for the consummation by Seller of the transactions contemplated hereby, except for such filings, notices or approvals the failure of which to be made or obtained, individually or in the aggregate, have not had and could not reasonably be expected to result in a Seller Material Adverse Effect. Except as set forth in Schedule 3.3, Seller is not required to give any notice to or obtain any consent or other approval from any third party (other than a Governmental Authority), in connection with the execution and delivery by Seller of this Agreement or the consummation or performance by Seller of any of the transactions contemplated hereby, except for notices, consents or approvals of third parties the failure of which to be made or obtained, individually or in the aggregate, have not had and could not reasonably be expected to result in a Seller Material Adverse Effect.

         3.4 Reports. Buyer has had access to each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement and other filings filed with the SEC by Seller since December 1, 2002 (collectively, the "Seller SEC Documents"). All Seller SEC Documents were filed as and when required by the Exchange Act or the Securities Act, as applicable. As of their respective filing dates, the Seller SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and none of the Seller SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Seller SEC Document. The Seller SEC Documents filed after July 30, 2002 complied (or will comply when filed, as the case may be) in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended ("Sarbanes-Oxley"), including that each periodic report was (or will be when filed, as the case may be) accompanied by the certification of Seller's Chief Executive Officer and Chief Financial Officer as required by Section 906 of Sarbanes-Oxley and that each Annual Report on Form 10-K and Quarterly Report on Form 10-Q included (or will include when filed, as the case may be) the certification of Seller's Chief Executive Officer and Chief Financial Officer as required by Section 302 of Sarbanes-Oxley and the disclosure required by Item 307 of Regulation S-K promulgated by the SEC.

         3.5 Financial Statements, Books and Records. (a) Seller has delivered to Buyer true and correct copies of (i) the audited consolidated balance sheets of Seller and its subsidiaries as of September 30, 2001 and September 30, 2002 and the related audited consolidated statements of operations, changes in stockholders equity and cash flows for the fiscal years then ended and (ii) the unaudited consolidated balance sheet of Seller and its subsidiaries as of June 30, 2003 and the related unaudited consolidated statements of operations and cash flows for the nine-month period then ended (collectively, the "Seller Financial Statements"). The Seller Financial Statements (x) have been prepared from the books and records of Seller and its subsidiaries, (y) fairly present in all material respects the consolidated financial condition and the results of operations and cash flows of Seller and its subsidiaries as of the dates and for the periods indicated and (z) have been prepared in accordance with GAAP applied consistently throughout and among the periods covered thereby; provided, however, that the unaudited financial statements are subject to normal recurring year-end audit adjustments (which are not expected to be material in amount), and do not contain all footnotes required under GAAP.

                  (b) Seller has previously delivered to Buyer an unaudited summary statement of the working capital of the Business as of June 30, 2003 and a pro forma summary statement of the working capital of the Business as of September 30, 2003 (the "Reference Working Capital Statement"). The Reference Working Capital Statement (other than the pro forma information included therein) (i) has been prepared from the books and records of Seller and its subsidiaries consistent with past practice, (ii) fairly presents in all material respects the working capital of the Business as of the dates indicated and (iii) has been prepared in accordance with GAAP.

         3.6 Accounts Receivable. The Accounts Receivable of Seller relating to the Business are bona fide accounts receivable created in the ordinary and usual course of business and the Accounts Receivable set forth on the Reference Working Capital Statement have been properly accrued for in accordance with GAAP and any reserves for doubtful accounts reflected thereon have been properly accrued in accordance with GAAP. Seller has no Knowledge of any fact impairing the collectibility of the Accounts Receivable in accordance with their terms. Since June 30, 2003 and other than as disclosed in Schedule 3.6, Seller has not, with respect to the Business or the Transferred Assets (a) written-off, canceled, committed or become obligated to cancel or write-off any account receivable aggregating more than $250,000, (b) disposed of or transferred any accounts receivable except through the collection thereof in accordance with their terms, or (c) acquired or permitted to be credited any account receivable except in the ordinary course of business.

         3.7 No Undisclosed Liabilities. Except as set forth in Schedule 3.7, Seller does not have any obligation or liability relating to the Business or the Transferred Assets of any nature (matured or unmatured, fixed or contingent) other than those (i) set forth or adequately accrued for on the Reference Working Capital Statement, (ii) not required to be set forth on the Reference Working Capital Statement under GAAP or (iii) incurred in the ordinary course of business since June 30, 2003 and consistent with past practice.

         3.8 Contracts. Schedule 3.8 sets forth a list of all of the following agreements, contracts, leases and commitments relating to the Business or the Transferred Assets to which Seller is a party or by which Seller or the Transferred Assets are bound (other than this Agreement and any Ancillary Agreement) (each, a "Seller Contract" and collectively, the "Seller Contracts"):

                  (a) employment agreements, severance agreements, employee termination arrangements or collective bargaining agreements with respect to the Transferred Employees that are not terminable at will by Seller without (i) penalty or (ii) continuing payment or benefit obligations thereunder;

                  (b) change of control agreements with Transferred Employees;

                  (c) agreements, contracts, commitments or arrangements containing any covenant limiting the ability of Seller to engage in any line of business or to compete with any business or Person;

                  (d) agreements or contracts under which Seller has borrowed or loaned money which are secured by any of the Transferred Assets;

                  (e) leases of Transferred Personal Property and leases regarding the Transferred Real Property;

                  (f) purchase orders exceeding $200,000 between Seller and any Person relating to the Business which will not be fulfilled prior to the Closing;

                  (g) material licenses of Intellectual Property;

                  (h) agreements, contracts, commitments or arrangements with sales representatives or sales representative organizations or any other agreements, contracts, commitments or arrangements which obligate or will obligate Seller to pay commissions, fees or other remuneration to any third party as a result of any sales of the Business;

                  (i) contracts, agreements, arrangements or commitments which obligate or will obligate Seller to pay sales rebates or other retroactive discounts to customers, or end users of products, of the Business;

                  (j) agreements, contracts, commitments or arrangements (other than those covered by clauses (a) through (i) above) pursuant to which Seller will receive or pay in excess of $375,000 over the life of the contract including any supply, services, customer or other agreements, contracts, commitments or agreements;

                  (k) agreements, contracts, commitments or arrangements (other than those described by clause (a) through (j) above) pursuant to which Seller has received or paid in excess of $375,000 during the twelve (12) months ended as of the Closing Date, including any supply, services, customer, or other contracts or agreements;

                  (l) any contracts, arrangements, commitments, or agreements between Seller and any of its Affiliates; and

                  (m) any other material agreements, contracts and commitments not entered into in the ordinary course of business involving payments over $200,000 or otherwise materially affecting the Business.

Except as set forth in Schedule 3.8, neither Seller nor, to the Knowledge of Seller, any other party thereto is in material breach of or in material default under any Seller Contract. Except as set forth in Schedule 3.8, each such Seller Contract is in full force and effect, and is a legal, valid and binding obligation of Seller and, to the Knowledge of Seller, each of the other parties thereto, enforceable in accordance with its terms and when transferred to Buyer hereunder, Buyer will have all rights under such contracts, including the right of enforcement thereof, except to the extent that enforcement of the rights and remedies created thereunder may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles. Seller represents and warrants that it has provided and/or has allowed Buyer access to true, accurate and complete copies of all Seller Contracts.

         3.9 Real Property. (a) Except as set forth on Schedule 3.9, the Transferred Real Property is the only parcel or tract of land used by Seller in connection with the Business or the Transferred Assets. Except as set forth in
Schedule 3.9, Seller has, and shall deliver to Buyer at Closing, good and marketable, fee simple title to the Transferred Real Property and the Improvements, free and clear of all Liens other than Permitted Liens. Except as set forth in Schedule 3.9, no Transferred Real Property shall be subject to any lease or sublease at or immediately after the Closing (other than the Lease). True and complete copies of all owners policies of title insurance in the possession of Seller and relating to the Transferred Real Property obtained for the benefit of Seller have been delivered or made available to Buyer. Except as set forth in Schedule 3.9, to the Knowledge of Seller, all Improvements are in compliance in all material respects with all applicable laws, including those pertaining to zoning, building and the disabled, and are in good repair and in working condition, ordinary wear and tear excepted.

                  (b) To Seller's Knowledge, there are no facts which would prevent the Transferred Real Property from being occupied and used by Buyer after the Closing Date in the same manner as used on the date hereof or immediately prior to the Closing Date. To Seller's Knowledge, all of the following is true:

                           (i) there are no condemnation proceedings or eminent
domain proceedings of any kind pending or threatened against the Transferred Real Property;

                           (ii) except as set forth in Schedule 3.9, all of the
Transferred Real Property owned by Seller is occupied and used under a valid and current certificate of occupancy or similar permit, the transactions contemplated by this Agreement will not require the issuance of any new or amended certificate of occupancy, and there are no facts which would prevent the Transferred Real Property from being occupied and used after the Closing Date in the same manner as is currently being operated;

                           (iii) the Improvements were constructed in compliance
with applicable Laws affecting such property, except where the failure to be in compliance would not, individually or in the aggregate, materially impair the value or materially interfere with the present use of such Transferred Real Property;

                           (iv) except as set forth in Schedule 3.9,] the
Improvements and the present use and conditions thereof do not violate any applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by and duly issued variances, and no permits, licenses or certificates pertaining to the ownership or operation of all Improvements are required by any Governmental Authority having jurisdiction over the Transferred Real Property.

                           (v) all Improvements are structurally sound in all
material respects and in reasonably good maintenance and repair, normal wear and tear and obsolescence excepted;

                           (vi) all water, sewer, gas, electric, telephone,
drainage and other utility equipment, facilities and services necessary for the operation of the Transferred Real Property as it is currently being operated are available to the Transferred Real Property; and

                           (vii) Seller has received no written notice from any
insurance carrier of any material defects or inadequacies in the Transferred Real Property that, if not corrected, would result in termination of insurance coverage or increase in the normal and customary cost thereof.

         3.10 Transferred Personal Property. (a) Except as disclosed in Schedule 3.10(a) and except for non-material items of Transferred Personal Property that have been written off the books of Seller, each item of Transferred Personal Property is in good repair and good operating condition, ordinary wear and tear excepted. Except as disclosed in Schedule 3.10(a) and except for non-material items of Transferred Personal Property that have been written off the books of Seller, no item of Transferred Personal Property is in need of material repair or replacement other than as part of routine maintenance in the ordinary course of business. Except as disclosed in Schedule 3.10(a), each item of Transferred Personal Property purported to be owned by Seller is owned by Seller free and clear of all Liens (other than Permitted Liens). Except as disclosed in Schedule 3.10(a), all items of Transferred Personal Property are in the possession of Seller and located at the Transferred Real Property.

                  (b) Schedule 3.10(b) sets forth a list of all Transferred Personal Property owned by another Person subject to any capital lease or rental agreement that constitutes a Seller Contract.

         3.11 Sufficiency of Assets. The Transferred Real Property, the Transferred Personal Property, the Seller Contracts, the Transferred Permits, the Transferred Intellectual Property and the Transferred Employees, and the services and rights to be provided pursuant to the Transition Services Agreement, including the rights and licenses under the Intellectual Property Agreement, together represent all assets, properties, licenses, permits, leases, contracts, agreements and services necessary for the conduct of the Business after the Closing in the ordinary course in the same manner as that in which the Business is currently conducted by Seller, except for (i) the assets that will be used in connection with providing services under the Transition Services Agreement, (ii) the Excluded Assets, (iii) Permits and Seller Contracts that cannot be assigned or transferred, (iv) Non-Transferred Employees and (v) the facilities at 145 Belmont Drive, Somerset, New Jersey.

         3.12 Inventory. All Inventory, whether or not reflected on the Reference Working Capital Statement, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice. Inventory has been valued on the Reference Working Capital Statement at the lower of cost or market on a first in, first out basis, or has been reserved for in accordance with GAAP consistent with past practice.

         3.13 Litigation. Except as set forth in Schedule 3.13, there are no material claims, actions, suits, approvals, investigations, complaints or proceedings pending, or to Seller's Knowledge, threatened, before any Governmental Authority or arbitrator with respect to the Business or the Transferred Assets or Seller relating to the Business or the Transferred Assets, and neither the Transferred Assets nor the Seller, with respect to the Business or the Transferred Assets, are subject to any material order, judgment, ruling, assessment, writ, injunction, decree or arbitration award.

         3.14 No Adverse Effects or Changes. Since January 1, 2003, (i) neither the Business nor the Transferred Assets have suffered any event, change, damage or loss which has had and could reasonably be expected to result in a Seller Material Adverse Effect (whether or not covered by insurance), (ii) Seller has conducted the Business in the ordinary course and (iii) there has not been:

                  (a) other than as set forth in Schedule 3.14(a), any bonus granted or increase in the compensation or benefits paid or to become payable to any Transferred Employee except as otherwise paid or increased in the ordinary course of business;

                  (b) any sale, transfer, lease, license, or other disposition of, or creation of any Lien (other than Permitted Liens) upon, any of the Transferred Assets, other than sales of Inventory in the ordinary course of business;

                  (c) any material damage to, or destruction or loss, of any Transferred Asset, whether or not covered by insurance;

                  (d) other than as set forth in Schedule 3.14(d), any amendment, renewal, failure to renew, negotiation, termination (other than due to any scheduled expiration) or receipt of written notice of termination (other than due to any scheduled expiration) of any Seller Contract, or default (beyond any applicable notice or grace period) on any obligations under any Seller Contract or entering into any new contract or agreement relating to the Business or any waiver of material claims or rights of the Business against third parties or any action that would reasonably be expected to jeopardize the continuance of material supplier or customer relationships relating to the Business;

                  (e) any written notice by any material customer or supplier of the Business of any intention to discontinue or materially change the terms of its relationship with Seller with respect to the Business;

                  (f) any material increase in shipments to customers of products of the Business, not in the ordinary course of business;

                  (g) any other material transaction involving the Business, the Transferred Assets or the Transferred Employees not in the ordinary course of business; or

                  (h) any commitment with respect to any of the foregoing.

         3.15 Employees. Schedule 3.15 sets forth a list of all employees of Seller whose primary responsibilities relate to the Business as of the date hereof ("Employees of the Business"), specifying for each such employee (i) the employee's date of hire, (ii) the employee's job title or a brief job description and (iii) the amount of the employee's salary and bonus, if applicable. None of the Employees of the Business has given notice to Seller to cancel or otherwise terminate such Person's relationship with Seller.

         3.16 Employee Benefits. (a) Schedule 3.16(a) sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, "welfare" plan, fund or program (within the meaning of section 3(1) of ERISA); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Seller, any of its subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with the Seller would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, in each case in this Section 3.16(a) only to the extent such plan covers any Employee of the Business (each, a "Plan").

                  (b) Full payment has been made of all amounts that are required under the terms of each Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date.

                  (c) Each Plan that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS with respect to such qualification, and the Seller is not aware of any circumstances likely to result in revocation of any such favorable determination letter.

                  (d) Neither the Seller nor any ERISA Affiliate (i) maintains or has ever maintained a Plan that is subject to Title IV of ERISA, (ii) has contributed to a "multiemployer plan", within the meaning of Section 3(37) of ERISA, at any time on or after September 26, 1980, (iii) has incurred any liability or taken any action and, to Seller's Knowledge no action or event has occurred, that could cause any of them to incur any liability (x) under Section 412 of the Code or Title IV of ERISA with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA), or (y) on account of a partial or complete withdrawal (as defined in Sections 4203 and 4205 of ERISA, respectively) from, or unpaid contributions to, any multiemployer plan.

                  (e) Except as set forth in Schedule 3.16(e), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any employees of the Seller or any of the subsidiaries to severance pay or any increase in severance pay upon any termination of employment prior to or after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Plans or (iii) result in any payments under, any of the Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

         3.17 Labor Matters. With respect to Employees of the Business (a) Seller is in substantial compliance with all applicable laws regarding employment and employment practices, (b) there is no unfair labor practice charge or complaint against Seller pending before the National Labor Relations Board nor is there any material grievance nor any material arbitration proceeding arising out of or under collective bargaining agreements pending, (c) there is no labor strike, slowdown, work stoppage or lockout in effect, or, to Seller's Knowledge, threatened against or otherwise affecting the Business, and Seller has not experienced any such labor controversy within the past five (5) years, (d) to Seller's Knowledge, there is no material charge or complaint pending against Seller before the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance Programs or any similar state, local or foreign agency responsible for the prevention of unlawful employment practices,
(e) Seller is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices, (f) Seller has paid in full to all Employees of the Business all wages, salaries, commissions, bonuses and other direct compensation for all services performed by them, other than amounts that have not yet become payable in accordance with Seller's customary practices, (g) except as set forth in
Schedule 3.17(d), Seller will not have any material liability under any benefit or severance policy, practice, agreement, plan or program which exists or arises, or may be deemed to exist or arise, under any applicable Law or otherwise, as a result of the Contemplated Transactions, (h) Seller is not a party to any collective bargaining agreement, and (i) Seller is in substantial compliance with its obligations pursuant to the Worker, Adjustment and Retraining Notification Act of 1988 ("WARN Act"), and in substantial compliance with all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise. Seller has not received written notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of employment laws to conduct an investigation of or relating to Seller with respect to the employment of employees who are employed in the Business and no such investigation is in progress.

         3.18 Intellectual Property.

                  (a) Schedule 3.18 (which hereby incorporates by reference the Appendices of the Intellectual Property Agreement) sets forth a complete and accurate list of all Licensed Intellectual Property and Transferred Intellectual Property licensed or transferred, respectively, under the Intellectual Property Agreement, other than (i) Intellectual Property excluded under the Intellectual Property Agreement, (ii) Growth Processes and (iii) Intellectual Property transferred under Article X of the Intellectual Property Agreement. Schedule
3.18 further sets forth, for such Transferred Intellectual Property, (i) all U.S. letters patent owned by Seller and used in the Business, or primarily related to the Business as currently conducted, which are, as of the date hereof, subject to a reissue or reexamination proceeding in the U.S. Patent and Trademark Office and (ii) all patent interference and similar administrative proceedings relating to the Transferred Intellectual Property in which Seller is involved, both in the U.S. and foreign jurisdiction, including interferences and similar administrative proceedings asserted against Transferred Intellectual Property and interferences and similar administrative proceedings which Seller has provoked.

                  (b) (i) To Seller's Knowledge, Seller has all valid and enforceable rights provided for under the Laws of the relevant jurisdictions necessary to assert a claim of infringement against any unauthorized third parties with respect to all inventions claimed in its U.S. and foreign patents included in the Transferred Intellectual Property set forth in Schedule 3.18 as well as any inventions that become patented as the result of any presently pending claims in any U.S. or foreign patent application(s) included in the Transferred Intellectual Property set forth in Schedule 3.18; and Seller represents and warrants that it has no Knowledge of anyone else having superior intellectual property rights which could reasonably be expected to prevent Buyer from practicing the inventions claimed in such issued patents or pending applications in the Transferred Intellectual Property set forth in Schedule 3.18 and Buyer acknowledges that the intellectual property rights of each such patent and pending application used in the Business may be subject to superior intellectual property rights of another not currently known to Seller.

                           (ii) To Seller's Knowledge, Seller has the right to
reproduce, prepare derivative works of, distribute copies of, perform, display, transfer and license works which comprise the Licensed Intellectual Property and the Transferred Intellectual Property in which Seller has a copyright ("Copyrights"); and to Seller's Knowledge all Copyrights included in the Transferred Intellectual Property set forth in Schedule 3.18 that it has created, its employees created, or which were created by another as a work for hire for Seller, constitute an original work of authorship to which it has the entire right, title and interest, except to the extent any underlying work of a third party has been incorporated into any derivative work by Seller under the authorization of such third party. Seller has obtained all necessary assignments or promises to make such assignments from all authors of all works of authorship to be transferred under this Agreement.

                           (iii) To Seller's Knowledge, Seller has the right to
use, sell and license all trademarks and service marks set forth in Schedule
3.18 in the manner currently used in the Business and to the Knowledge of Seller, all such marks are owned by Seller and no party has rights in such marks superior to Seller's use of such marks in the manner currently used in the Business, and Seller's use of such marks as source identifiers has been continuous.

                           (iv) To Seller's Knowledge, Seller has the right to
use, sell and license the trade secrets (other than with respect to any Growth Processes) which are currently used, sold or licensed (or currently proposed to be used, sold or licensed), respectively, in the Business, in the manner currently used, sold or licensed (or currently proposed to be used, sold or licensed) by the Business, including know-how, methods, processes, protocols, methodologies, computer software (including source code and object code), designs, specifications (including design, functional, software, operational, quality assurance, technical and other specifications of Seller) which are currently used in the Business.

                  (c) To Seller's Knowledge, all software and related documentation purchased from a third party and used in the Business are owned by and/or licensed to Seller. Other than as set forth in Schedule 3.18, Seller either owns or has sufficient license rights to all software used in the Business which is contemplated to be transferred hereunder.

                  (d) Schedule 3.18 sets forth a complete and accurate list of
(i) the material agreements, including license agreements (but excluding any license agreements for software), to which Seller is a party and under which Seller obtains or is the beneficiary of any license or right to use any Intellectual Property right which is used by the Business or primarily related to the Business as currently conducted from any third party (singularly or collectively, a "Licensed-In Agreement" or the "Licensed-In Agreements") and
(ii) the material agreements, including license agreements to which Seller is a party and pursuant to which a third party is authorized to use any of the Transferred Intellectual Property set forth in Schedule 3.18, excluding any agreements entered into in connection with the sale, lease, loan or transfer of equipment to customers in the ordinary course of business consistent with past practice.

                  (e) Except as set forth in Schedule 3.18: Seller has the right to sell, assign, or otherwise transfer each item of Transferred Intellectual Property listed in Schedule 3.18, except with regard to any right retained by any third party in Transferred Intellectual Property that Seller has licensed, purchased or otherwise obtained from such third party, including each item of Transferred Intellectual Property listed in Schedule 3.18 that is the subject of an agreement between a third party and Seller; Seller has no Knowledge that would challenge or otherwise adversely affect the validity or enforceability of each and every item of Transferred Intellectual Property listed in Schedule 3.18; each of Seller's letters patent and registered trademarks included in the Transferred Intellectual Property listed in Schedule 3.18 has been maintained or kept in force by complying with the corresponding laws and regulations of the relevant jurisdiction including filing or recording in the appropriate government office any required declaration, affidavit, or other document, along with paying any requisite fee, including any required processing fee, renewal fee, maintenance fee, and/or annuity fee; provided, however, Seller makes no such representation with regard to any item of Intellectual Property listed in
Schedule 3.18 that Seller has licensed, purchased or otherwise obtained from any third party less than one year prior to the date of this Agreement.

                  (f) Except as set forth in Schedule 3.18, each item of Transferred Intellectual Property listed in Schedule 3.18 (i) is free and clear of any Liens (other than Permitted Liens) and (ii) to Seller's Knowledge, is not subject to any outstanding judicial order, decree, judgment, stipulation or agreement restricting the scope of Seller's use thereof or rights therein other than (x) Licensed-In-Agreements arising in the ordinary course of business and
(y) agreements entered into in connection with the sale, lease, loan or transfer of equipment to customers in the ordinary course of business consistent with past practice, and Seller has no Knowledge of any of the aforementioned affecting the use of or rights in any Transferred Intellectual Property listed in Schedule 3.18 that Seller has purchased, licensed or otherwise obtained from any third party except as set forth in the agreements relating to such purchase or license.

                  (g) Except as set forth in Schedule 3.18: (i) Seller has not received any written notice, demand, correspondence, cease and desist request, or any other communication in writing from any third party indicating that any product, software, service, or apparatus, made, used, offered for sale, sold, imported or distributed by or on behalf of Seller in connection with the Business infringes upon, misappropriates or otherwise violates the intellectual property rights of any third party; (ii) Seller has no Knowledge of any unauthorized use by another, unauthorized disclosure to or by another or infringement, misappropriation or any other violation of any of the Transferred Intellectual Property used in the Business, or primarily related to the Business as currently conducted, by any third party, or by any current or former officer, employee, independent contractor or consultant of Seller (a "Seller Agent" or the "Seller Agents") or other agent of Seller; (iii) Seller is not party to any agreement to indemnify any third party against any claim of infringement, misappropriation or other violation of Intellectual Property rights which agreement to indemnify is included in the Transferred Assets or the Assumed Liabilities other than indemnification provisions contained in Licensed-In Agreements, agreements entered into in connection with the sale, lease, loan or transfer of equipment to customers, or software licenses in the ordinary course of business consistent with past practice; and (iv) since its formation, Seller has not been charged in any suit, action or proceeding with, and Seller has not charged others with, unfair competition, infringement, misappropriation, wrongful use of or any other violation or improper or illegal activity with respect to or affecting the Transferred Intellectual Property or with claims contesting the validity, ownership or right to make, use, offer to sell, sell, import, license or otherwise dispose of the Transferred Intellectual Property.

                  (h) (i) Except as set forth in Schedule 3.18, to Seller's Knowledge, all rights in all inventions and discoveries to Transferred Intellectual Property (x) made, developed or conceived by current or former officers, employees, independent contractors or consultants during the course of their employment (or other retention) by Seller which are used primarily in the Business or made, written, developed or conceived with the use or assistance of the Seller's facilities or resources which relate primarily to the Business, and
(y) which are the subject of one or more issued letters patent or applications for letters patent, have been assigned in writing to, or is subject to a duty to assign to, Seller; (ii) to the extent permitted by applicable Law, the policy of Seller requires, and has required for the past five (5) years, each officer, employee, independent contractor or consultant, employed or retained by Seller in connection with the Business or in a portion of the Retained Business relating to the Business who develops or utilizes technical information within the scope of his or her employment or retention to sign documents confirming that he or she assigns to Seller all Intellectual Property rights made, written, developed or conceived by him or her during the course of his or her employment (or other retention) by Seller and relating to the Business or made, written, developed or conceived with the use or assistance of Seller's facilities or resources which relate to the Business; (iii) to the extent that ownership of any such Transferred Intellectual Property rights does not vest in Seller by operation of Law, and to the extent that any Seller Agent has not executed such Documents, Seller will require, to the extent permitted by Law, such Seller Agent to execute such documents identified under clause (ii) above at or before the Closing; and (iv) to Seller's Knowledge, all Transferred Intellectual Property made, written, developed or conceived by any Seller Agent during the course of his or her employment or retention by Seller and material to the Business has been assigned or licensed to, or is subject to a duty to assign or license to, Seller.

                  (i) Except as set forth in Schedule 3.18, to Seller's Knowledge, the Intellectual Property owned by, licensed to or used by Seller in connection with the Business prior to the execution of this Agreement constitutes all of the Intellectual Property necessary in the conduct of the Business as currently conducted.

                  (j) Except as set forth in Schedule 3.18, Seller has taken all reasonable and practicable steps to protect and preserve the confidentiality of trade secrets comprising the Transferred Intellectual Property, and to Seller's Knowledge, all use by Seller of trade secrets comprising the Transferred Intellectual Property not owned by Seller has been, and is, pursuant to, and in compliance with, the terms of an agreement between Seller and the owner of, or party providing, such trade secrets, or is otherwise lawful.

         3.19 Environmental Matters. Except as set forth in Schedule 3.19: (a) Seller's ownership and operation of the Business and the Transferred Assets is in compliance in all material respects with all Environmental Laws. Seller has obtained all approvals necessary or required under all applicable Environmental Laws for the ownership and operation of the Business and the Transferred Assets, all such approvals are in effect, Seller has not received written notice of any action to revoke or modify any of such approvals, and the ownership and operation of the Business and the Transferred Assets is and has been in compliance in all material respects with all terms and conditions thereof. Seller has not received written notice of any pending or threatened claim or investigation by any Governmental Authority or any other Person concerning Seller's potential liability under Environmental Laws in connection with the ownership or operation of the Business and the Transferred Assets. There has not been a Release of any Hazardous Substance by Seller nor by any other Person at, upon, in, from or under, any premises being acquired by Buyer hereunder that is reasonably likely to result in a material claim pursuant to applicable Environmental Laws. Except for any incidental or insignificant actions (including, for example, storing hazardous wastes for a period beyond that which is allowed by applicable Environmental Law), the real property included in the Transferred Assets is not currently and has not been used as a treatment, storage or disposal facility for hazardous wastes (as such term is defined in applicable Environmental Law) such that the Seller (or a prior owner or operator) would have been required to obtain a permit for such treatment, storage or disposal.

                  (b) Seller has (i) provided or made available to Buyer all material test results, records, notices, disclosures and reports in Seller's possession or control with respect to the leased real property included in the Transferred Assets, including all correspondence with any Governmental Authorities, concerning any and all material past and/or present health, safety and/or environmental issues or concerns and (ii) made all disclosures, including notice of a Release or threatened Release of a Hazardous Substance, required of Seller under any Environmental Law.

                  (c) The representations and warranties set forth in this
Section 3.19 are Seller's sole and exclusive representations and warranties with respect to environmental matters.

         3.20 Taxes. (a) There are no Liens for Taxes (other than Liens for current Taxes not yet due and payable) on any of the Transferred Assets. Seller has duly and timely filed all material Tax Returns that it was required to file in connection with Seller and the Transferred Assets; all such Tax Returns were correct and complete in all material respects; and all Taxes owed with respect to Seller and the Transferred Assets have been paid.

                  (b) Seller is a "United States person" within the meaning of
Section 7701(a)(30) of the Code.

                  (c) Seller has complied in all respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code, wage withholding, Federal Insurance Contribution Act (FICA) and Federal Unemployment Tax Act (FUTA) or similar provisions under any applicable state and foreign
Laws) and has, within the time and the manner prescribed by Law, paid over to, or deposited with, the proper Tax authority (or authorities) or other Governmental Authority (or Authorities) all amounts required to be withheld.

                  (d) None of the Transferred Assets is property that is required to be treated as being owned by any Person pursuant to the so-called harbor lease provisions of former Section 168(f)(8) of the Code (or similar state or local Tax provisions). None of the Transferred Assets directly or indirectly secures any debt the interest on which is tax-exempt under Section 168(h)(1) of the Code.

                  (e) There are no deficiencies for Taxes claimed, proposed or assessed by any Governmental Authority regarding Seller or the Transferred Assets that have not yet been fully and finally resolved. There are no pending, or to Seller's Knowledge, threatened, audits, investigations or claims for or relating to Taxes, and there are no matters under discussion with any Governmental Authority with respect to Taxes regarding Seller or the Transferred Assets.

         3.21 Product Liability. Seller has not incurred since October 1, 2001 and, to Seller's Knowledge, there has been no occurrence since such date that would reasonably be expected to give rise to, any material liability arising out of any physical injury to individuals or property as a result of the ownership, possession, or use of any products manufactured, sold, leased, or delivered by Seller in connection with the Business.

         3.22 Product Warranty. Schedule 3.22 includes copies of the standard terms and conditions of sale for products of the Business (containing applicable guaranty, warranty and indemnity provisions). Except as set forth in Schedule 3.22, the products manufactured by the Business that remain under warranty have been sold by the Business in accordance with the standard terms and conditions of sale. All product warranty claims included in the Assumed Liabilities shall be governed by the terms of such warranty provisions set forth in Schedule 3.22.
Schedule 3.22 also lists each claim exceeding $100,000 made or, to Seller's Knowledge, threatened against Seller during the two years immediately preceding the date of this Agreement by a customer or other user of products of the Business manufactured by Seller alleging that such product did not comply with any express or implied warranty regarding such product or was otherwise defective or off-specification.

         3.23 Suppliers and Customers. Schedule 3.23 sets forth the names of the suppliers and customers to whom Seller or any Affiliate of Seller paid or from whom either of them received in excess of $375,000 in respect of services, products or materials during the twelve month period prior to the date hereof relating to the Business. None of the suppliers or customers listed in Schedule
3.23 has within the past twelve months notified Seller in writing (and Seller does not otherwise have Knowledge) that such supplier or customer is canceling, otherwise terminating or significantly reducing or that such supplier or customer intends to cancel, otherwise terminate or significantly reduce its relationship with Seller.

         3.24 Solvency. After giving effect to the transactions contemplated hereby, Seller is solvent, has assets having a fair value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and mature, and has the ability to pay its current liabilities as they become due and payable, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of such liabilities, and Seller is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         3.25 Brokers. Except for Credit Suisse First Boston LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller for which Seller will be liable.

         3.26 No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3, none of Seller, any Affiliate of Seller or any other Person makes any representations or warranties, and Seller hereby disclaims any other representations or warranties, whether made by Seller, or any Affiliate of Seller, or any of their respective officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Ancillary Agreement, the Contemplated Transactions or the Business, notwithstanding the delivery or disclosure to Buyer or its representatives of any documentation or other information with respect to any one or more of the foregoing.

         Section 4. Representations and Warranties of Buyer

         Except as set forth in the Buyer Disclosure Schedule, Parent and Buyer represent and warrant to Seller as follows:

         4.1 Organization and Authorization. (a) Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of its jurisdiction of incorporation , and is qualified or licensed to do business in each other jurisdiction where the failure to so qualify could reasonably be expected to have a Buyer Material Adverse Effect.

                  (b) Each of Parent and Buyer has all requisite power and authority to enter into this Agreement and the Ancillary Agreements to be entered into by each of them and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to be executed and delivered by Parent and Buyer (as applicable) and the performance by Parent and Buyer of their respective obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Buyer. This Agreement is, and when executed and delivered in accordance with this Agreement, each Ancillary Agreement to be executed and delivered by each of Parent and Buyer (as applicable) will be, a valid and binding obligation of Parent or Buyer, as the case may be, enforceable in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

         4.2 Capitalization. The authorized capital stock of Parent consists of 60,000,000 shares of common stock, par value $0.01 per share ("Parent Common Stock"), of which 29,258,577 shares were issued and outstanding as of August 5, 2003, and 500,000 shares of preferred stock, none of which are outstanding. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and were issued in conformity with applicable laws. The shares of Parent Common Stock comprising the First Earn-Out Payment and the Second Earn-Out Payment, if and when issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable, and free from preemptive rights and restrictions on transfer other than the restrictions on transfer under applicable federal and state securities Laws.

         4.3 No Conflicts; Consents. The execution, delivery and performance by Parent and Buyer of this Agreement and the Ancillary Agreements to be executed, delivered and performed by Parent or Buyer, as the case may be, and the consummation of the transactions contemplated hereby and thereby will not (i) violate any provision of the articles (or certificate) of incorporation or by-laws of Parent or Buyer, (ii) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in, or provide the basis for, the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, any Contract to which Parent or Buyer is a party or by which any of Parent's or Buyer's property or assets is bound, or to which any of the property or assets of Buyer is subject, (iii) result in the imposition or creation of any Lien (other than any Permitted Lien) upon or with respect to any of the Transferred Assets, (iv) violate any Law applicable to Parent or Buyer or (v) result in any shareholder of Parent or Buyer having the right to exercise dissenter's approval rights, other than in the case of clauses (ii) and (iv), any such violations, defaults, terminations, accelerations or excused performances that, individually or in the aggregate, have not had and could not reasonably be expected to result in a Buyer Material Adverse Effect. Except for the filing of pre-merger notification and report forms under the HSR Act, no filings with, notices to, or approvals of any Governmental Authority are required to be obtained or made by Parent or Buyer for the consummation by Parent and Buyer of the transactions contemplated hereby, except for such filings, notices or approvals the failure of which to be made or obtained, individually or in the aggregate, have not had and could not reasonably be expected to result in a Buyer Material Adverse Effect. Neither Parent nor Buyer is required to give any notice to or obtain any consent or other approval from any third party (other than a Governmental Authority), in connection with the execution and delivery by Parent or Buyer of this Agreement or the consummation or performance by Parent or Buyer of any of the transactions contemplated hereby, except for notices, consents or approvals of third parties the failure of which to be made or obtained, individually or in the aggregate, will not have and could not reasonably be expected to result in a Buyer Material Adverse Effect.

         4.4 Reports; Financial Statements.

                  (a) Seller has had access to each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement and other filings filed with the SEC by Parent since January 1, 2001 (collectively, the "Parent SEC Documents"). All Parent SEC Documents were filed as and when required by the Exchange Act or the Securities Act, as applicable, and the rules and regulations promulgated thereunder. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document. The Parent SEC Documents filed after July 30, 2002 complied (or will comply when filed, as the case may be) in all material respects with the applicable requirements of Sarbanes-Oxley, including that each periodic report was (or will be when filed, as the case may be) accompanied by the certification of Parent's Chief Executive Officer and Chief Financial Officer as required by
Section 906 of Sarbanes-Oxley and that each Annual Report on Form 10-K and Quarterly Report on Form 10-Q included (or will include when filed, as the case may be) the certification of the Parent's Chief Executive Officer and Chief Financial Officer as required by Section 302 of Sarbanes-Oxley and the disclosure required by Item 307 of Regulation S-K promulgated by the SEC.

                  (b) Parent has delivered to Seller true and correct copies of
(a) the audited consolidated balance sheets of Parent and its subsidiaries as of December 31, 2001 and December 31, 2002 and the related audited consolidated statements of operations, changes in stockholders equity and cash flows for the fiscal years then ended and (b) the unaudited consolidated balance sheet of Parent and its subsidiaries as of June 30, 2003 and the related unaudited consolidated statements of operations and cash flows for the six-month period then ended (collectively, the "Parent Financial Statements"). The Parent Financial Statements (x) have been prepared from the books and records of Parent and its subsidiaries, (y) fairly present in all material respects the consolidated financial condition and the results of operations and cash flows of Parent and its subsidiaries as of the dates and for the periods indicated and
(z) have been prepared in accordance with GAAP applied consistently throughout and among the periods covered thereby; provided, however, that the unaudited financial statements are subject to normal recurring year-end audit adjustments (which are not expected to be material in amount), and do not contain all footnotes required under GAAP.

         4.5 Litigation. There are no material claims, actions, suits, approvals, investigations, complaints or proceedings pending, or to Buyer's Knowledge, threatened, before any Governmental Authority or arbitrator with respect to the business or assets of Parent or Buyer or against Parent or Buyer that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby. Neither Parent nor Buyer nor either of their assets are subject to any material order, judgment, ruling, assessment, writ, injunction, decree or arbitration award.

         4.6 Compliance with Law.

                  (a) The business and assets of Parent and Buyer have been operated in all material respects in compliance with all applicable Laws. Neither Parent nor Buyer has received any written notice of violation of any Law with respect to the operation of its business, or the ownership or use of its assets.

                  (b) Each of Parent and Buyer has obtained all Permits that are used in or necessary for the operation of its business and the ownership and use of its assets, except for such Permits, the absence of which, individually or in the aggregate, has not had a Buyer Material Adverse Effect. All such Permits are in full force and effect, and each of Parent and Buyer is in compliance with the terms of each of the Permits, except for instances of noncompliance that, individually or in the aggregate, have not had and could not reasonably be expected to result in a Buyer Material Adverse Effect.

         4.7 Brokers. Except for Merrill Lynch & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Buyer for which Parent or Buyer will be liable.

         4.8 No Inducement or Reliance; Independent Assessment.

                  (a) With respect to the Transferred Assets, the Business and any other rights or obligations to be transferred hereunder or under the Ancillary Agreements or pursuant hereto or thereto, neither Parent nor Buyer has been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller, any Affiliate of Seller, or any agent, employee, attorney or other representative of Seller or by any other Person representing or purporting to represent Seller that are not expressly set forth in this Agreement or in the Ancillary Agreements (including the Schedules and Exhibits hereto and thereto), whether or not any such representations, warranties or statements were made in writing or orally, and none of Seller, any Affiliate of Seller, or any agent, employee, attorney, other representative of Seller or other Person shall have or be subject to any liability to Parent or Buyer or any other Person resulting from the distribution to Parent or Buyer, or Parent's or Buyer's use of, any such information, including any information, documents or material made available in any "data rooms" or management presentations or in any other form in expectation of the transactions contemplated hereby.

                  (b) Each of Parent and Buyer acknowledges that it has made its own assessment of the present condition and the future prospects of the Business and is sufficiently experienced to make an informed judgment with respect thereto. Each of Parent and Buyer further acknowledges that neither Seller nor any Affiliate of Seller has made any warranty, express or implied, as to the future prospects of the Business or its profitability for Parent or Buyer, or with respect to any forecasts, projections or Business plans prepared by or on behalf of Seller and delivered to Parent or Buyer in connection with the Business and the negotiation and the execution of this Agreement.

         4.9 Sufficiency of Funds. Parent has sufficient funds available to pay the Purchase Price on Buyer's behalf and any expenses incurred by Parent or Buyer in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

         4.10 No Other Representations or Warranties. Except for the representations and warranties contained in this Section 4, none of Parent, Buyer, any Affiliate of either of them or any other Person makes any representations or warranties, and each of Parent and Buyer hereby disclaims any other representations or warranties, whether made by Parent, Buyer, any Affiliate of either of them, or any of their officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Ancillary Agreement or the transactions contemplated hereby and thereby, notwithstanding the delivery or disclosure to Seller or its representatives of any documentation or other information with respect to any one or more of the foregoing.

         Section 5. Covenants of the Parties

         5.1 Employee Matters. (a) Buyer shall make offers of employment to those Employees of the Business listed in Schedule 5.1(a) (including those absent due to vacation, holiday, illness, leave of absence or short-term disability, but excluding any Employees of the Business on long-term disability) that it chooses to offer employment. Employees of the Business who accept Buyer's offer of employment, as of the effective date of their employment with Buyer, are referred to as "Transferred Employees." Employment with Buyer or an Affiliate of Buyer of Transferred Employees shall be effective as of the day following the close of business on the Closing Date, except that the employment of individuals receiving short-term disability benefits or on approved leave of absence on the Closing Date will become effective as of the date they present themselves for work with the Buyer or an Affiliate of Buyer. Employees of the Business who are not offered employment by Buyer or who do not accept Buyer's offer, together with any other employees of Seller or any Subsidiary shall be referred to as "Non-Transferred Employees."

                  (b) Buyer shall provide, or shall cause to be provided, to Transferred Employees, (i) until at least the six-month anniversary of the Closing Date, the same base salary offered by Seller or the applicable subsidiary immediately prior to the Closing Date as set forth in Schedule 3.14(a) and (ii) employee benefits that, in the aggregate, are no less favorable than those provided to similarly situated employees of Buyer. Except as expressly set forth in this Section 5.1, no assets of any Plan shall be transferred to Buyer or any Affiliate of Buyer. Each employee benefit plan, program, policy and arrangement of Buyer or an Affiliate of Buyer, including any pension plans, welfare plans, vacation plans and severance plans, shall recognize to the extent permitted by Buyer's or Buyer's Affiliate's plans (i) for purposes of satisfying any deductibles, co-pays and out-of-pocket maximums during the coverage period that includes the Closing Date, any payment made by any Transferred Employee towards deductibles, co-pays and out-of-pocket maximums in any health or other insurance plan of Seller or a subsidiary and (ii) for purposes of determining eligibility to participate, vesting and for any schedule of benefits based on service (other than for benefit accruals under Buyer's or Buyer's Affiliate's pension plans), all service with Seller or a subsidiary thereof, including service with predecessor employers that was recognized by Seller or a subsidiary thereof and any prior unbridged service with Seller or a subsidiary thereof, provided that such service shall not be recognized to the extent such recognition would result in a duplication of benefits. Buyer or Buyer's Affiliate will continue to provide (i) relocation assistance to those Transferred Employees receiving it as of the Closing Date and (ii) tuition assistance to those Transferred Employees who are receiving such benefits as of the Closing Date for the current academic session, in each case as set forth in
Schedule 5.1(b).

                  (c) Seller shall retain all liability for payment of severance in connection with the termination of employment of any Non-Transferred Employee. Notwithstanding anything to the contrary in this Agreement, and provided that the affected Transferred Employee executes a general and special release in a form acceptable to Buyer, Buyer shall provide severance benefits substantially equivalent to the benefits listed in Schedule 5.1(c) pursuant to a severance benefit plan which shall be adopted by Buyer immediately following the Closing for the benefit of Transferred Employees whose employment is terminated involuntarily by Buyer on or before April 30, 2004 other than terminations in circumstances that would not require payments of severance benefits under Buyer's severance plan or policy.

                  (d) Buyer agrees that its and its Affiliate's health and welfare plans shall waive any pre-existing condition exclusion (to the extent Buyer's plans permit and such exclusion was waived under applicable health and welfare plans offered to the Transferred Employees by Seller or a subsidiary thereof) with respect to Transferred Employees and any proof of insurability. Seller shall remain responsible for any benefits payable under a Plan with respect to claims incurred by all Employees of the Business prior to or on the Closing Date. To the extent Buyer's plans permit, the medical and dental plans maintained by Buyer and Affiliates of Buyer shall recognize as dependents of the Transferred Employees any dependents recognized by Seller's or Seller's subsidiary's medical and dental plans. Seller shall continue to provide benefits to the Transferred Employees under Seller's medical, hospitalization, dental, vision and life insurance plans through the end of the month in which the Closing Date occurs (the "Continuation Period"). Buyer shall reimburse Seller for the costs of such benefits, which (i) if provided on an insured basis shall be the actual premium costs for insurance policies related to the provision of such benefits for the Continuation Period plus a reasonable administration charge, and (ii) if such benefits are provided on a self-insured basis by Seller, such costs shall be the Actual Costs (as such term is defined in the Transition Services Agreement and including actual premium costs for reinsurance and stop-loss policies) for claims incurred by the Transferred Employees during the Continuation Period, plus a reasonable administration charge (for purposes of this Section 5.1(d), a claim shall be deemed to be incurred on the date upon which the charge or expense giving rise to such claim is incurred). Buyer shall not be responsible for costs for benefits for any period prior to the Continuation Period.

                  (e) As soon as practicable following the Closing Date, Parent or Buyer shall cause one or more defined contribution savings plans intended to qualify under sections 401(a) and 401(k) of the Code (the "Buyer Savings Plan") to provide for the receipt of Transferred Employees' lump sum cash distributions, in the form of an eligible rollover distribution from the Seller's 401(k) Plan (the "Seller 401(k) Plan"), provided such rollovers are made at the election of the Transferred Employees and in accordance with the terms of the Buyer Savings Plan. Seller shall cause the Seller 401(k) Plan to permit the Transferred Employees to elect a lump sum cash distribution of benefits accrued through the Closing Date in accordance with the Code.

                  (f) Buyer shall be solely liable for all compensation and benefit obligations and employment law claims of Transferred Employees that accrue after the Closing Date. Seller shall retain and be responsible for (i) all employment-related obligations and liabilities (including all obligations and liabilities under the WARN Act and COBRA, if any) relating to each Non-Transferred Employee and (ii) all compensation and benefit obligations and employment law claims of Transferred Employees to the extent that such liability accrued on or prior to the Closing Date; provided, however, that Seller's retention of such responsibility and liability shall not preclude Seller or an Affiliate of Seller from seeking recourse against the Buyer or an Affiliate of Buyer for any breach of the Buyer's covenants in this Section 5.1. Notwithstanding the foregoing or anything herein to the contrary, Buyer or Buyer's Affiliate shall credit each Transferred Employee with the amount of accrued and unused "paid time off" ("PTO") days earned as of the Closing Date in accordance with Seller's PTO policy and based on records provided by Seller, and shall continue to permit the Transferred Employees to use such PTO under substantially the same conditions as Seller's policy until December 31, 2003, and Seller, after receiving notice thereof from Buyer, shall promptly reimburse Buyer or Buyer's Affiliate for the cost of any such PTO time used by a Transferred Employee pursuant to this provision.

                  (g) The services of the Employees of the Business employed in Seller's Taiwan and Korean locations (the "Foreign Employees") shall be made available to Buyer for a period of up to sixty (60) days immediately following the Closing Date pursuant to the terms of the Transition Services Agreement. At the end of such period, Buyer may make offers of employment to those Foreign Employees that it chooses to offer employment and shall notify Seller of those Foreign Employees to whom it has offered employment. Those Foreign Employees who accept Buyer's offer of employment, as of the effective date of their employment with Buyer, shall be deemed to be Transferred Employees for all purposes hereunder. Those Foreign Employees who are not offered employment by Buyer or who do not accept Buyer's offer of employment shall be deemed to be Non-Transferred Employees for all purposes hereunder.

                  (h) Unless specifically set forth in this Section 5.1, nothing contained in this Agreement shall confer upon Parent or Buyer (i) the obligation to employ any Employee of the Business, (ii) the obligation to continue to employ any Employee of the Business that it hires for any specific periods of time after the Closing or otherwise interfere with the right of Parent or Buyer to terminate any such employee at any time for any reason, subject to applicable Law or (iii) the obligation to offer any Employee of the Business a particular level of compensation or other employee benefits in connection with any such individual's potential employment with Buyer.

                  (i) Nothing in this Section 5.1 or elsewhere in this Agreement, expressed or implied, shall confer upon any current or former Employee of the Business (including the Transferred Employees) or any legal representatives thereof any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement (including any right to employment, or continued employment, with Buyer or any of Buyer's Affiliates for any specified period).

         5.2 Noncompetition. (a) Seller agrees that from the date hereof until four (4) years from the date hereof (the "Noncompete Period"), it shall not, directly or indirectly, either for itself or for any other Person (other than Buyer or its Affiliates) participate in the Business anywhere in the world. For purposes of this Agreement, the term "participate" includes any direct or indirect interest in any Person, whether as an officer, director, employee, partner, member, shareholder, sole proprietor, agent, representative, independent contractor, consultant, franchisor, franchisee, creditor, owner or otherwise; provided that the term "participate" shall not include (i) the ownership of less than 5% of the stock of a publicly held corporation (other than Parent) whose stock is traded on a recognized U.S. or foreign securities exchange or in the over-the-counter market, (ii) the sale or other disposition of existing reactors in connection with the sale or other disposition of one or more of Seller's remaining business units (which remaining business units are:
(A) Electronic Materials and Devices, (B) Sunshine (wide band gap GaN electronics group), (C) Photovoltaics, (D) Fiber Optics and Optical Devices and
(E) Ortel), (iii) the sale or other disposition of existing reactors in connection with the sale or other disposition of all or substantially all of the assets of Seller or a merger or consolidation of Seller with or into another Person, provided that, in the event that 60% or more of the capital stock of the surviving party of such merger or consolidation is owned by the stockholders or the former stockholders of Seller immediately after the consummation of such merger or consolidation, such surviving entity shall agree to be subject to the restrictions contained in this Section 5.2(a), (iv) the contribution of capital equipment to any joint venture of Seller existing as of the date of this Agreement or any joint venture formed after the date hereof, provided such joint venture agrees to be subject to the restrictions contained in this Section 5.2(a), (v) engaging in any business conducted as of the date of this Agreement by Seller other than the Business and (vi) subject to Section 5.2(d), the sale or other disposition of up to two existing reactors during each year of the Noncompete Period. During the Noncompete Period, Seller shall not directly or indirectly, induce or attempt to induce any employee of the Business to leave the employ of Buyer or in any way interfere with the relationship between Buyer and any employee, customer or supplier thereof. Seller agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

                  (b) If, at the time of enforcement of any of the provisions of this Section 5.2, a court holds that the restrictions stated therein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

                  (c) Seller agrees that Buyer would suffer irreparable harm from a breach by Seller of this Section 5.2. In the event of an alleged or threatened breach by Seller of any of the provisions of this Section 5.2, Buyer may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof. Seller acknowledges that but for this Section 5.2, Buyer would not have entered into this Agreement.

                  (d) If Seller desires to sell or otherwise dispose of a reactor during the Noncompete Period as described in Section 5.2(a)(ii), it shall first notify Buyer of its intention to sell or otherwise dispose of such reactor (the "Offered Reactor") and grant Buyer the right to purchase the Offered Reactor at a purchase price and on terms set forth in such notice. Buyer may exercise its right to purchase the Offered Reactor on the terms set forth in the notice by notifying Seller of its intention to do so within 15 days of receipt by Buyer of Seller's notice. If Buyer does not exercise its right to purchase within such 15-day period, Seller may sell the Offered Reactor on terms no less favorable to it than those set forth in its notice within 60 days after the expiration of the 15-day period referred to above. If Seller does not sell or otherwise dispose of the Offered Reactor during such 60-day period, any subsequent sale or disposition of the Offered Reactor shall once again be subject to the provisions of this Section 5.2(d).

         5.3 Confidentiality. (a) From and after the Closing Date, Seller will, and Seller will cause its directors, officers, employees, representatives, consultants, advisors, agents and Affiliates, to hold in confidence all information not available to the public concerning Buyer (and its Affiliates), the Business and the Transferred Assets. From and after the Closing Date, Parent and Buyer will, and will cause their respective directors, officers, employees, representatives, consultants, advisors, agents and Affiliates, to hold in confidence all information not available to the public relating to Seller; provided, however, that the obligations of the parties with respect to any Intellectual Property which is the subject of the Intellectual Property Agreement shall be governed exclusively by such Intellectual Property Agreement.

                  (b) Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, any party to this Agreement (and any officer, director, employee, representative, consultant, advisor or other agent of any party to this Agreement) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that such disclosure may not be made to the extent required to be kept confidential to comply with any applicable federal or state securities laws.

         5.4 Further Assurances. From time to time after the Closing, each party will timely execute and deliver to the other such instruments of sale, transfer, conveyance, assignment and delivery, and such consents, assurances, powers of attorney and other instruments as may be reasonably requested by such party or its counsel in order to vest in Buyer all right, title and interest of Seller in and to the Transferred Assets and all duties and obligations under the Assumed Liabilities and otherwise in order to carry out the purpose and intent of this Agreement. In the event that Section 3.10 is breached by Seller under circumstances in which Seller has failed to identify and transfer any assets or properties or provide any services necessary for the conduct of the Business as currently conducted, Seller shall promptly transfer such properties or assets or provides such services to Buyer at no additional cost to Buyer and Buyer shall retain all of its rights to indemnification with respect to such breach under
Section 7 hereof.

         5.5 Customer and Other Business Relationships. For a period of six (6) months following the Closing, Seller will cooperate with Buyer, at Buyer's sole expense, in Buyer's efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the Business, including relationships with lessors, employees, Governmental Authorities, licensors, customers, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. During the Noncompete Period, Seller will refer to Buyer all inquiries regarding potential purchase of equipment in the Business.

         5.6 Books and Records; Tax Matters. (a) Subject to applicable Law, each of Buyer and Seller agrees that it will cooperate with and make available to the other, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with the preparation of any Tax Return, any Tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose. The party requesting such books and records, information or employees shall bear all of the out-of-pocket costs and expenses (including attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books and records, information or employees.

                  (b) Seller shall file any Tax Return that is required to be filed in respect of Taxes with regard to Seller and the Transferred Assets for periods prior to the Closing Date and shall pay the Taxes shown as due on such Tax Return. Seller shall (i) provide Buyer with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes with respect to the Transferred Assets, (ii) retain and provide Buyer with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination with respect to the Transferred Assets and (iii) provide Buyer with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return with respect to the Transferred Assets for any period. Without limiting the generality of the foregoing, Seller shall retain, until the applicable statutes of limitations have expired, copies of all Tax Returns with respect to the Transferred Assets, supporting work schedules and other records or information that may be relevant to such Tax Returns for all Tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing Buyer with a reasonable opportunity to review and copy the same.

         5.7 Bulk Sales. It may not be practicable to comply or attempt to comply with the procedures of the "Bulk Sales Act" of any or all of the states in which the Transferred Assets are situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby. Accordingly, both parties hereby waive compliance by Seller with the requirements and provisions of any "bulk-transfer" Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Transferred Assets to Buyer; provided that Seller shall indemnify Buyer (in accordance with Section 7) for any Losses resulting from its failure to comply with such "bulk-transfer" Laws.

         5.8 ISRA Matters. (a) Prior to and after the Closing, Seller shall be responsible for taking all necessary actions to comply with the requirements of the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. ("ISRA") with respect to the transaction, including submitting all necessary forms and conducting any required investigation and remediation. Buyer shall cooperate with Seller with respect to such compliance, including (i) providing Seller and its representatives and consultants with access during normal business hours upon reasonable request after the Closing Date to the Transferred Real Property in order to undertake actions required pursuant to ISRA and (ii) executing any ISRA forms requiring Buyer's signature. Seller shall provide Buyer with reasonable advance notice prior to entering the Transferred Real Property and Buyer shall have the right to monitor Seller's representatives and consultants in connection with any work performed at the Transferred Real Property.

                  (b) Seller shall provide Buyer with advance copies of all correspondence and documents to be filed in connection with ISRA and shall consider all reasonable comments provided by Buyer. Seller shall make reasonable commercial efforts to ensure that any of the activities that it conducts pursuant to ISRA will not interfere with Buyer's operations at the Transferred Real Property. Buyer shall be responsible for its own costs and expenses in connection with monitoring Seller's compliance with ISRA.

         5.9 Compliance with Obligations. Parent shall cause Buyer to comply with each of Buyer's agreements, covenants and obligations under this Agreement and under each of the Ancillary Agreements to which Buyer is a party.

         Section 6. Conditions to Closing

         6.1 Obligation of Buyer to Close. The following conditions shall have been satisfied on or prior to Closing Date:

                  (a) Representations and Covenants. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date (provided that any representation or warranty of Seller contained herein that is subject to a materiality, Seller Material Adverse Effect or similar qualification shall be true and correct in all respects without regard to such qualification).

                  (b) Litigation. No investigation, suit, action or other proceeding, or injunction or final judgment relating thereto shall be threatened or pending on the Closing Date before any Governmental Authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

                  (c) Approvals. All Governmental Authority and third party approvals, consents and waivers set forth in Schedule 3.3 shall have been obtained by Seller in form and substance reasonably satisfactory to Buyer.

                  (d) Employees. All of the key employees set forth in Schedule 6.1(d) shall have agreed to become employees of Buyer on terms reasonably satisfactory to Buyer.

                  (e) HSR. The waiting period (and any extension thereof) applicable to this Agreement under the HSR Act shall have been terminated or shall have expired.

                  (f) Legal Opinion. Seller shall have delivered an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Seller, addressed to Buyer and dated the Closing Date, substantially in the form of Exhibit L hereto.

                  (g) Title Insurance. Buyer shall have obtained an ALTA owner's title insurance policy from a title insurance company of national reputation insuring that Buyer shall have fee simple title to the Transferred Real Property (subject to Permitted Liens and the standard exceptions) upon the consummation of the transactions contemplated by this Agreement.

                  (h) ISRA Compliance. The New Jersey Department of Environmental Protection shall have issued an approval, including an executed remediation agreement, pursuant to ISRA that will authorize the transactions contemplated by this Agreement to be consummated.

                           (i) Deliveries. Seller shall deliver to Buyer the
following (which shall be in form and substance reasonably satisfactory to Buyer):

                           (i) a copy of a resolution adopted by the board of
directors of Seller and, if necessary, stockholders of Seller, authorizing the transactions contemplated by this Agreement, certified by a Secretary or Assistant Secretary of Seller;

                           (ii) a certificate of a Secretary or Assistant
Secretary of Seller identifying the name and title and bearing the signature of the officers of Seller authorized to execute and deliver this Agreement and each of the other agreements and documents contemplated hereby to be executed and delivered by Seller;

                           (iii) evidence reasonably satisfactory to Buyer of
the release and termination of any and all Liens (other than Permitted Liens) on the Transferred Assets;

                           (iv) an assignment and assumption agreement,
substantially in the form of Exhibit A hereto, with respect to the Seller Contracts (the "Seller Contracts Assignment"), executed by an authorized officer of Seller;

                           (v) an intellectual property agreement, substantially
in the form of Exhibit B hereto (the "Intellectual Property Agreement"), executed by an authorized officer of Seller;

                           (vi) a bill of sale, substantially in the form of
Exhibit C hereto, with respect to the Transferred Assets (other than the Seller Contracts, Intellectual Property and Real Property) (the "Bill of Sale"), executed by an authorized officer of Seller;

                           (vii) a warranty deed with covenants against grantors
acts, conveying the Transferred Real Property to Buyer, substantially in the form of Exhibit D hereto (the "Deed"), executed by an authorized officer of Seller, together with all necessary transfer tax forms, affidavits and other reasonable and customary documents required by Purchaser's title company in order to deliver title to the Transferred Real Property in accordance with the terms of this Agreement;

                           (viii) a transition services agreement, substantially
in the form of Exhibit E hereto (the "Transition Services Agreement"), executed by an authorized officer of seller;

                           (ix) an escrow agreement, substantially in the form
of Exhibit F hereto (the "Escrow Agreement"), executed by an authorized officer of Seller;

                           (x) a lease agreement pursuant to which Seller will
lease from Buyer a portion of the real property located at 394 Elizabeth Avenue, substantially in the form of Exhibit G-1 hereto (the "Lease"), executed by an authorized officer of Seller;

                           (xi) a strategic equipment supplier agreement,
substantially in the form of Exhibit H hereto (the "Supply Agreement") executed by the authorized officers of Seller;

                           (xii) a Foreign Investment in Real Property Tax Act
Certification and Affidavit, certifying that Seller is not a "foreign person" within the meaning of Section 1445(f) of the Code, substantially in the form of
Exhibit I hereto (the "FIRPTA Affidavit"), executed by an authorized officer of Seller;

                           (xiii) a registration rights agreement, substantially
in the form of Exhibit J hereto (the "Registration Rights Agreement"), executed by an authorized officer of Seller; and

                           (xiv) such other documents as may be reasonably
requested by Buyer to consummate the transactions contemplated hereby.

         6.2 Obligation of Seller to Close. The following conditions shall have been satisfied on or prior to Closing Date:

                  (a) Representations and Covenants. The representations and warranties of Parent and Buyer contained in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of Parent or Buyer contained herein that is subject to a materiality, Buyer Material Adverse Effect or similar qualification shall be true and correct in all respects without regard to such qualification).

                  (b) Litigation. No investigation, suit, action or other proceeding, or injunction or final judgment relating thereto shall be threatened or pending on the Closing Date before any Governmental Authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

                  (c) Approvals. All Governmental Authority and third party approvals, consents and waivers set forth in Schedule 4.3 shall have been obtained by Buyer in form and substance reasonably satisfactory to Seller.

                  (d) HSR. The waiting period (and any extension thereof) applicable to this Agreement under the HSR Act shall have been terminated or shall have expired.

                  (e) Legal Opinion. Buyer shall have delivered an opinion of Kaye Scholer LLP, counsel to Parent and Buyer, addressed to Seller and dated the Closing Date, substantially in the form of Exhibit K hereto.

                  (f) Deliveries. Buyer shall deliver to Seller the following (which shall be in form and substance reasonably satisfactory to Seller):

                           (i) Cash Consideration paid pursuant to Section 2.5;

                           (ii) a copy of resolutions adopted by the board of
directors of each of Parent and Buyer authorizing the transactions contemplated by this Agreement, certified by a Secretary or Assistant Secretary of each of Parent and Buyer;

                           (iii) the Seller Contracts Assignment, the
Intellectual Property Agreement, the Bill of Sale, the Transition Services Agreement, the Escrow Agreement, the Lease, the Supply Agreement and the Registration Rights Agreement, each executed by an authorized officer of Parent or Buyer, as applicable;

                           (iv) a certificate of a Secretary or Assistant
Secretary of each of Parent and Buyer identifying the name and title and bearing the signature of the officers of Parent and Buyer authorized to execute and deliver this Agreement and each of the other agreements and documents contemplated hereby to be executed and delivered by Parent and Buyer; and

                           (v) such other documents as may be reasonably
requested by Seller to consummate the transactions contemplated hereby.

         Section 7. Indemnification

         7.1 Survival Periods. The representations and warranties of Parent, Buyer and Seller contained in this Agreement shall survive the Closing solely for purposes of this Section 7 and such representations and warranties shall terminate at the close of business on the second anniversary of the Closing Date; provided, however, that (i) the representations and warranties in Section 3.1, the second sentence of Section 3.9(a) and the penultimate sentence of
Section 3.10(a) shall survive indefinitely, (ii) the representations and warranties in Section 3.20 shall survive the Closing and shall terminate at the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof) and (iii) the representations and warranties in Section 4.2 shall survive indefinitely. The covenants of Parent, Buyer and Seller contained in this Agreement and the Ancillary Agreements that are required to be performed, in whole or in part, at or after the Closing shall survive the Closing. Any claim for indemnification hereunder must be made in good faith and in writing (and setting forth in reasonable detail the basis of such determination and to the extent known, an estimated calculation of the Losses incurred in connection therewith) by no later than the expiration of the applicable periods set forth in this Section 7.1, if any.

         7.2 Indemnification by Seller. Seller shall indemnify and hold harmless each of Parent and Buyer and each of their respective directors, officers, stockholders, members, employees, Affiliates and agents, at all times from and after the Closing Date, against and in respect of all Losses incurred by such Persons arising from or relating to: (a) subject to Section 7.1, any breach of any of the representations or warranties made by Seller in this Agreement or in any of the Ancillary Agreements executed and delivered by Seller in connection with the Closing (without regard to any materiality qualification contained in any such representation or warranty and without giving effect to any supplement to the disclosure schedules); (b) any breach of the covenants and agreements made by Seller in this Agreement or in any of the Ancillary Agreements executed and delivered by Seller in connection with the Closing; (c) the Retained Liabilities.

         7.3 Indemnification by Parent and Buyer. Parent and Buyer shall jointly and severally indemnify and hold harmless Seller and its directors, officers, shareholders, employees, Affiliates and agents, at all times from and after the Closing Date, against and in respect of Losses incurred by such Persons arising from or relating to: (a) subject to Section 7.1, any breach of any of the representations or warranties made by Parent or Buyer in this Agreement or in any of the Ancillary Agreements executed and delivered by Parent or Buyer, as the case may be, in connection with the Closing (without regard to any materiality qualification contained in any such representation or warranty and without giving effect to any supplement to the disclosure schedules), (b) any breach of the covenants and agreements made by Parent or Buyer in this Agreement or in any of the Ancillary Agreements executed and delivered by Parent or Buyer in connection with the Closing and (c) the Assumed Liabilities.

         7.4 Limitations of Indemnity.

                  (a) Notwithstanding the foregoing, (i) no amounts shall be payable by Seller under Section 7.2(a) or by Parent or Buyer under Section 7.3(a) unless and until the aggregate amount payable thereunder exceeds $500,000, in which event all amounts in excess thereof shall be due; (ii) no Claim for indemnification under Section 7.2(a) or 7.3(a) shall first be asserted after the expiration of the applicable representation or warranty; and (iii) in no event shall the maximum aggregate liability of Seller with respect to its obligations under Section 7.2(a) and (b) exceed $15,000,000. Notwithstanding anything contained in this Section 7.4(a), none of the limitations of indemnity shall apply to indemnification for the Retained Liabilities.

                  (b) The amount of the Indemnitor's liability under this Agreement shall be net of any applicable insurance proceeds actually received by the Indemnitee in respect of the Loss for which indemnity is sought, which amount shall be offset by any increases in insurance premium amounts resulting from the insurer having covered all or portion of such Loss; provided, however, that neither Parent nor Buyer is under any obligation to submit any claim for insurance in respect of the Loss for which indemnity is sought.

                  (c) Notwithstanding anything contained in this Agreement to the contrary except to the extent arising from fraud, bad faith or intentional misrepresentation, no party shall be liable to the other party for any indirect, special, punitive, exemplary or consequential loss or damage (including any loss of revenue or profit) arising out of this Agreement or any Ancillary Agreement. Both parties shall mitigate their damages.

         7.5 Indemnification Procedures - Third Party Claims.

                  (a) The rights and obligations of a party claiming a right of indemnification hereunder (each an "Indemnitee") from a party to this Agreement (each an "Indemnitor") in any way relating to a third party claim shall be governed by the provisions of this Section 7.5.

                  (b) The Indemnitee shall give prompt written notice to the Indemnitor of the commencement of any claim, action suit or proceeding (collectively, a "Claim"), or any threat thereof, or any state of facts which Indemnitee determines will give rise to a claim by the

                  Indemnitee against the Indemnitor based on the indemnity agreements contained in this Agreement setting forth, in reasonable detail, the nature and basis of the Claim and the amount thereof, to the extent known, and any other relevant information in the possession of the Indemnitee (a "Notice of Claim"). The Notice of Claim shall be accompanied by any relevant documents in the possession of the Indemnitee relating to the claim (such as copies of any summons, complaint or pleading which may have been served and, or any written demand or document evidencing the same). No failure to give a Notice of Claim shall affect, limit or reduce the indemnification obligations of an Indemnitor hereunder, except to the extent such failure actually prejudices such Indemnitor's ability successfully to defend the Claim giving rise to the indemnification claim.

                  (c) In the event that an Indemnitee furnishes an Indemnitor with a Notice of Claim, then upon the written acknowledgment by the Indemnitor given to the Indemnitee within 30 days of receipt of the Notice of Claim, stating that the Indemnitor is undertaking and will prosecute the defense of the Claim under such indemnity agreements and confirming that as between the Indemnitor and the Indemnitee, the Claim covered by the Notice of Claim is subject to this Section 7 (an "Indemnification Acknowledgment"), then the Claim covered by the Notice of Claim may be defended by the Indemnitor, at the sole cost and expense of the Indemnitor; provided, however, that the Indemnitee is authorized to file any motion, answer or other pleading that may be reasonably necessary or appropriate to protect its interests during such 30-day period upon at least two days' prior notice to Indemnitor. However, in the event the Indemnitor does not furnish an Indemnification Acknowledgment to the Indemnitee within such 30-day period, the Indemnitee may, upon written notice to the Indemnitor, assume the defense (with legal counsel chosen by the Indemnitee) and dispose of the Claim, at the sole cost and expense of the Indemnitor. Notwithstanding receipt of an Indemnification Acknowledgment, the Indemnitee shall have the right to employ its own counsel in respect of any such Claim, but the fees and expenses of such counsel shall be at the Indemnitee's own cost and expense, unless (A) the employment of such counsel and the payment of such fees and expenses shall have been specifically authorized by the Indemnitor in connection with the defense of such Claim or (B) the Indemnitee shall have reasonably concluded that there may be specific defenses available to the Indemnitee which are materially in conflict with those available to the Indemnitor in which case the costs and expenses incurred by the Indemnitee shall be borne by the Indemnitor.

                  (d) The Indemnitee or the Indemnitor, as the case may be, who is controlling the defense of the Claim shall keep the other fully informed of such Claim at all stages thereof, whether or not such party is represented by counsel. The parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such Claim. Subject to the Indemnitor furnishing the Indemnitee with an Indemnification Acknowledgment in accordance with Section 7.5(c), the Indemnitee shall cooperate with the Indemnitor and provide such assistance, at the sole cost and expense of the Indemnitor, as the Indemnitor may reasonably request in connection with the defense of any such Claim including providing the Indemnitor with reasonable access to and use of all relevant corporate records and making reasonably available its officers and employees for depositions, pre-trial discovery and as witnesses at trial, if required. In requesting any such cooperation, the Indemnitor shall have due regard for, and attempt to not be disruptive of, the business and day-to-day operations of the Indemnitee and shall follow the requests of the Indemnitee regarding any documents or instruments which the Indemnitee believes should be given confidential treatment.

                  (e) The Indemnitor shall not make or enter into any settlement of any Claim which the Indemnitor has undertaken to defend, without the Indemnitee's prior written consent (which consent shall not be unreasonably withheld or delayed), unless there is no obligation, directly or indirectly, on the part of the Indemnitee to contribute to any portion of the payment for any of the Losses, the Indemnitee receives a general and unconditional release with respect to the claim (in form, substance and scope reasonably acceptable to the Indemnitee), there is no finding or admission of any violation of Law, fault or wrongdoing by, or effect on any other claim that may be made against, the Indemnitee and, in the reasonable judgment of the Indemnitee, the relief granted in connection therewith is not likely to have a material adverse effect on the Indemnitee. The Indemnitee shall not make or enter into any settlement of any Claim for which Indemnitee will seek indemnification from Indemnitor under this
Section 7 without the Indemnitor's prior written consent (which consent shall not be unreasonably withheld or delayed).

         7.6 Indemnification Procedures - Other Claims, Indemnification
Generally.

                  (a) A claim for indemnification for any matter not relating to a third party claim may be asserted by giving reasonable notice directly by the Indemnitee to the Indemnitor. The Indemnitee shall afford the Indemnitor reasonable access to all relevant corporate records and other information in its possession relating thereto.

                  (b) If any party becomes obligated to indemnify another party with respect to any claim for indemnification hereunder and the amount of liability with respect thereto shall have been finally determined, the Indemnitor shall pay such amount to the Indemnitee in immediately available funds within ten Business Days following written demand by the Indemnitee.

         7.7 Exclusive Remedy. Each of the parties hereto (on its own behalf and on behalf of its respective Affiliates or other Persons that may seek indemnification hereunder) hereby acknowledges and agrees that following the Closing the indemnification provided by this Section 7 (as subject to the limitations contained herein) shall be the sole and exclusive remedy of such party and its Affiliates or other Persons for any breach of the representations, warranties, covenants or agreements of the other parties set forth in this Agreement or in any of the documents contemplated hereby or any other agreement, document or instrument delivered in connection with the Closing, and each of the parties hereto hereby waives any other remedy under Law or in equity, except as provided in Section 5.2(c), provided that Buyer shall have the right to set off the amount of any Losses suffered by it against any earn-out that may become due under Section 2.7.

         Section 8. Miscellaneous

         8.1 Publicity. Prior to the Closing, Seller and Parent shall prepare a mutually agreeable press release announcing the transactions contemplated hereby. Except for such press release, no press release or other public announcement concerning this Agreement or the transactions contemplated hereby shall be made without prior approval thereof by Seller and Parent, except as required by Law, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance. The foregoing shall not preclude communications or disclosures by the parties necessary to comply with any applicable accounting, stock exchange or federal securities or labor relations Law disclosure obligations.

         8.2 Disclosure Schedules. The Seller Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered Sections contained in Section 3. Any matter or item disclosed pursuant to any Section of the Seller Disclosure Schedule shall be deemed to be disclosed only for purposes of disclosure under that Section; provided, that any matter or item disclosed in one Section of the Seller Disclosure Schedule will be deemed disclosed with respect to another Section of the Seller Disclosure Schedule if such disclosure is made in such a way as to make its relevance with respect to such other Section reasonably apparent. The Buyer Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered Sections contained in
Section 4. Any matter or item disclosed pursuant to any Section of the Buyer Disclosure Schedule shall be deemed to be disclosed only for purposes of disclosure under that Section; provided, that any matter or item disclosed in one Section of the Buyer Disclosure Schedule will be deemed disclosed with respect to another Section of the Buyer Disclosure Schedule if such disclosure is made in such a way as to make its relevance with respect to such other Section reasonably apparent. The inclusion of any information in the Buyer Disclosure Schedule or Seller Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has or would have a Buyer Material Adverse Effect or Seller Material Adverse Effect (as the case may be), or is outside the ordinary course of business.

         8.3 Notices. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes if (i) hand delivered, (ii) sent by a nationally recognized overnight courier for next Business Day delivery or (iii) sent by confirmed facsimile transmission as follows:


         If to Parent or Buyer:                          If to Seller:

         Veeco Instruments Inc.                          EMCORE Corporation
         100 Sunnyside Boulevard                         145 Belmont Drive
         Woodbury, New York  11797                       Somerset, New Jersey  08873
         Attn:  Gregory A. Robbins                       Attn:  Howard W. Brodie
         Facsimile:  (516) 677-0380                      Facsimile:  (732) 302-9783

         with a copy to:                                 with a copy to:

         Kaye Scholer LLP                                Skadden, Arps, Slate, Meagher & Flom LLP
         425 Park Avenue                                 Four Times Square
         New York, New York  10022                       New York, NY  10036
         Attention:  Rory A. Greiss                      Attn:  Thomas H. Kennedy
         Telecopy No.:  (212) 836-7152                   Facsimile:  (212) 735-2000

or at such other address as any party may specify by notice given to the other party in accordance with this Section 8.3. The date of giving of any such notice shall be the date of hand delivery, the next Business Day after delivery to the overnight courier service, or the date sent by confirmed facsimile transmission.

         8.4 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. The facsimile transmission of any original signed counterpart of this Agreement (or any amendment hereto or any other document delivered pursuant hereto), and the retransmission of any signed facsimile transmission, shall be treated for all purposes as the delivery of an original signed counterpart.

         8.5 Governing Law; Severability. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW DOCTRINES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW). Should any clause, Section or part of this Agreement be held or declared to be void or illegal for any reason, all other clauses, sections or parts of this Agreement shall nevertheless continue in full force and effect.

         8.6 Consent to Jurisdiction. Each of Parent, Buyer and Seller irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement or any transaction contemplated hereby shall be brought by it or any of its Affiliates except in such courts). Each of Parent and Buyer further agrees, and Seller further agrees, that service of any process, summons, notice or document by U.S. registered mail to such person's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of Parent, Buyer and Seller irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         8.7 Assignment. This Agreement may not be assigned by any party without the prior written consent of the other parties, except that Buyer may (i) assign to one or more of its Affiliates the right to purchase the Transferred Assets, or (ii) assign its rights hereunder (other than its rights under Section 5.2) in connection with a sale of all or substantially all of the Business, provided that no such assignment shall relive Buyer of its obligations under Section 2.7.

         8.8 Expenses. Unless specifically set forth in this Agreement, each party to this Agreement will bear all the fees, costs and expenses that are incurred by it in connection with the transactions contemplated hereby, whether or not such transactions are consummated; provided, however, that if the Closing occurs, Buyer will reimburse Seller for out-of-pocket expenses incurred by Seller in connection with such transactions in an amount equal to $500,000 upon presentation of invoices or other documentation relating to such expenses.

         8.9 Entire Agreement. This Agreement, including the schedules and exhibits attached hereto and hereby incorporated herein, together with any other document contemplated hereby, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings, or representations relating to the subject matter of this Agreement.

         8.10 No Third Party Beneficiaries. No third parties are intended to benefit by the covenants, agreements, representations, warranties or any other terms or conditions of this Agreement.

         8.11 Interpretation. Unless otherwise expressly provided, for purposes of this Agreement, (a) any reference in this Agreement to gender shall include both genders, and words imparting the singular number only shall include the plural and vice versa, unless, in each case, the context otherwise requires, (b) the provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement, (c) all references in this Agreement to any "Section," "Article," "Schedule" or "Exhibit" are to the corresponding Section, Article, Schedule or Exhibit of this Agreement unless otherwise specified, (d) the words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires and (e) the word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

                                    * * * * *

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on the date and year first above written.

VEECO INSTRUMENTS INC.                                VEECO ST. PAUL INC.


By: /s/ Edward H. Braun                               By: /s/ Edward H. Braun
   ----------------------------                           ---------------------
Name:   Edward H. Braun                               Name:   Edward H. Braun
Title:  Chief Executive Officer                       Title:  President


EMCORE CORPORATION


By: /s/ Thomas G. Werthan
    ---------------------------
Name:   Thomas G. Werthan
Title:  Chief Financial Officer

                                                                 EXHIBIT 99.1


                                                   EMCORE Corporation
                                 PRO FORMA UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                                                   AS OF JUNE 30, 2003
                                                      (in thousands)


                                                                                   Pro forma                 Pro forma
                                                           As reported             adjustments               as adjusted

Cash and cash equivalents                                  $31,742                  $55,000                  $ 86,742
Restricted cash                                                  -                    5,000                     5,000
Marketable securities                                        6,252                        -                     6,252
Accounts receivable, net                                    21,220                   (8,035)                   13,185
Accounts receivable, related party                             464                        -                       464
Inventories, net                                            30,307                  (13,294)                   17,013
Prepaid expenses and other current assets                    1,793                     (248)                    1,545
Property, plant and equipment, net                          98,120                  (22,928)                   75,192
Goodwill                                                    30,366                        -                    30,366
Intangible assets, net                                       5,729                     (582)                    5,147
Investment in equity of associated companies                 9,107                        -                     9,107
Other assets, net                                           10,591                      (15)                   10,576
--------------------------------------------------------------------------------------------------------------------------
   Total assets                                           $245,691                  $14,898                  $260,589
==========================================================================================================================

Accounts payable                                           $11,068                  $(3,807)                   $7,261
Accrued expenses                                            13,243                    3,123                    16,366
Customer deposits                                            1,372                   (1,169)                      203
Capital lease obligations, net of current portion               65                        -                        65
Convertible subordinated debt                              161,750                        -                   161,750
Capital lease obligations, net of current                       53                        -                        53
Preferred stock, $0.0001 par, 5,882 shares
authorized, no shares outstanding                                -                        -                         -
Common stock, no par value, 100,000 shares
authorized, 37,172 shares issued and 37,152
outstanding at June 30, 2003                               334,908                        -                   334,908
Accumulated Deficit                                       (275,583)                  16,751                  (258,832)
Accumulated other comprehensive loss                          (219)                       -                      (219)
Shareholders' notes receivable                                 (34)                       -                       (34)
Treasury stock, at cost; 20 shares                            (932)                       -                      (932)
--------------------------------------------------------------------------------------------------------------------------
   Total liabilities and equity                           $245,691                  $14,898                  $260,589
==========================================================================================================================

                                                EMCORE CORPORATION
                             PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                       (IN THOUSANDS, EXCEPT LOSS PER SHARE)
                                                    (UNAUDITED)

                                                                  Nine Months Ended June 30, 2003
                                                  ------------------------------------------------------
                                                                             Pro forma       Pro forma
                                                           As reported       adjustments     as adjusted
                                                  ------------------------------------------------------
Revenues:
   Systems-related                                              $39,764       $(39,764)        $      -
   Materials-related                                             43,336         (2,202)          41,134
                                                  ------------------------------------------------------
       Total revenues                                            83,100        (41,966)          41,134

Cost of revenues:
   Systems-related                                               26,200        (26,200)               -
   Materials-related                                             46,148         (2,128)          44,020
                                                  ------------------------------------------------------
       Total cost of revenues                                    72,348        (28,328)          44,020
                                                  ------------------------------------------------------

         Gross profit (loss)                                     10,752        (13,638)         (2,886)

Operating expenses:
   Selling, general and administrative                           20,844         (5,042)          15,802
   Research and development                                      14,514         (3,570)          10,944
   Gain from debt extinguishment                                 (6,614)             -           (6,614)
   Impairment and restructuring                                       -              -                -
                                                  ------------------------------------------------------
       Total operating expenses                                  28,744         (8,612)          20,132
                                                  ------------------------------------------------------

         Operating loss                                         (17,992)        (5,026)         (23,018)

Other expenses:
   Interest expense, net                                          5,343             16            5,359
   Other expense, net                                                 -              -                -
   Equity in net loss of unconsolidated affiliate                 1,335              -            1,335
                                                  ------------------------------------------------------
       Total other expenses                                       6,678             16            6,694
                                                  ------------------------------------------------------


Net loss                                                      $ (24,670)       $(5,042)        $(29,712)
                                                  ======================================================


PER SHARE DATA:
Weighted average basic and diluted shares
outstanding used in per share
calculations..........................                           36,922         36,922           36,922
                                                  ------------------------------------------------------

Net loss per basic and diluted
share................................                            $(0.67)        $(0.14)          $(0.80)
                                                  ======================================================

                                                EMCORE CORPORATION
                             PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                       (IN THOUSANDS, EXCEPT LOSS PER SHARE)
                                                    (UNAUDITED)


                                                              Year Ended September 30, 2002

                                                         -----------------------------------------------
                                                                             Pro forma       Pro forma
                                                           As reported       adjustments     as adjusted
                                                         -----------------------------------------------
Revenues:
   Systems-related                                              $35,878       $(35,878)        $      -
   Materials-related                                             51,894         (2,506)          49,388
                                                         -----------------------------------------------
       Total revenues                                            87,772        (38,384)          49,388

Cost of revenues:
   Systems-related                                               25,650        (25,650)               -
   Materials-related                                             62,764         (1,760)          61,004
                                                         -----------------------------------------------
       Total cost of revenues                                    88,414        (27,410)          61,004
                                                         -----------------------------------------------

         Gross profit (loss)                                      (642)        (10,974)        (11,616)

Operating expenses:
   Selling, general and administrative                           28,227        (12,444)          15,783
   Research and development                                      40,970        (10,292)          30,678
   Gain from debt extinguishment                                      -               -               -
   Impairment and restructuring                                  36,721         (5,085)          31,636
                                                         -----------------------------------------------
       Total operating expenses                                 105,918        (27,821)          78,097
                                                         -----------------------------------------------

         Operating loss                                       (106,560)          16,847        (89,713)

Other expenses:
   Interest expense, net                                          6,107            (37)           6,070
   Other expense, net                                            14,388               -          14,388
   Equity in net loss of unconsolidated affiliate                 2,706               -           2,706
                                                         -----------------------------------------------
       Total other expenses                                      23,201            (37)          23,164
                                                         -----------------------------------------------


Net loss                                                     $(129,761)         $16,884      $(112,877)
                                                         ===============================================


PER SHARE DATA:
Weighted average basic and diluted shares outstanding
used in per share calculations................                  36,539          36,539          36,539
                                                         -----------------------------------------------

Net loss per basic and diluted share..........                  $(3.55)          $0.46          $(3.09)
                                                         ===============================================

EMCORE Corporation
Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements (Dollars in thousands)

1.   Basis of Pro Forma Presentation

The preceding unaudited pro forma condensed consolidated financial information presented for the balance sheet as of June 30, 2003 and for the statements of operations for the year ended September 30, 2002 and the nine-month period ended June 30, 2003, is based upon the Company's historical results of operations, adjusted to reflect the pro forma effect as if the sale of certain assets of the Company comprising its TurboDisc business had occurred on October 1, 2001 with respect to the statements of operations, and on June 30, 2003 with respect to the balance sheet. The historical consolidated financial information presented herein should be read in conjunction with the audited consolidated financial statements and notes thereto appearing in the Company's annual report on Form 10-K for the year ended September 30, 2002, and the unaudited consolidated financial statements and notes thereto included in the Company's quarterly report on Form 10-Q for the nine months ended June 30, 2003.

The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of any future results of operations or the results that might have occurred had the disposition actually been completed on the indicated dates.


2.       Pro Forma Assumptions and Adjustments

a. Adjustments to eliminate the assets sold to and liabilities assumed by VCSI and to recognize the gain on sale of $16.8 million was determined as follows:

            Cash proceeds                 $60,000
            Net assets sold                39,249
            Transaction costs               4,000
                                          -------
                  Gain on sale            $16,751
                                          =======

b. The business unit contribution of the TurboDisc division for the nine months ended June 30, 2003 and for the year ended September 30, 2002 has been excluded from the respective pro forma statements of operations. Business unit contribution represents earnings before interest and taxes and before the allocation of corporate operating expenses. The corporate operating expenses that were allocated to the TurboDisc division but have not been removed from the pro forma statements of operations amounted to approximately $2.6 million and $5.7 million for the nine months ended June 30, 2003 and the year ended September 30, 2002, respectively. This corporate operating expense amount would most likely have been lower without the TurboDisc division in these periods, but these amounts could not be easily determined.

                                                                EXHIBIT 99.2

FOR IMMEDIATE RELEASE

                                               EMCORE SELLS DIVISION


EMCORE Sells TurboDisc(R) Business to Veeco

Company Focused on Being World-Wide Leader of Broadband and Wireless Components

SOMERSET, N.J., Nov. 3 /PRNewswire-FirstCall/ -- EMCORE Corporation (Nasdaq:
EMKR - News), a leading provider of semiconductor technologies for global communications, today announced that it has sold its TurboDisc Metal Organic Chemical Vapor Deposition (MOCVD) business to Veeco Instruments, Inc. The sale of Emcore's MOCVD division will allow the Company to focus on its communications product lines, including its fiberoptic, wireless, CATV, and satellite products, and the joint venture with GE concentrating on high brightness LED's. Management believes the remaining product lines of EMCORE will generate between $90 and $100 million in revenues for the fiscal year ending September 30, 2004.

About Emcore's MOCVD Business:

Emcore is a recognized industry leader in MOCVD production systems, with over 500 TurboDisc reactors shipped worldwide. TurboDisc reactors are used in the growth of III-V compounds for numerous compound semiconductor applications, including data and telecommunications modules, cellular telephones and solar cells. Emcore's GaNzilla(R) production systems are the recognized leader in growing gallium nitride-based devices, most notably green, blue and white high brightness LEDs, backlighting, wireless mobile devices, and automotive applications. Emcore's patented TurboDisc technology is known for its unique, high-speed rotating disc deposition technique. TurboDisc reactors are capable of depositing a wide variety of materials -- GaAs, AlGaAs, InP, InGaAlP, InGaN, AlGaN, SiC and GaN -- onto a substrate to grow compound semiconductor materials on the atomic scale.

Terms of the Transaction:

The total transaction is valued at up to $80 million with $60 million in cash at closing and up to an additional $20 million over two years. Emcore receives 50% of all revenues of the TurboDisc business over $40 million in each of the next two years to an aggregate maximum payout of $20 million. Revenues for the twelve month period ending June 30, 2003 were approximately $51 million, down from a peak of $135 million for the twelve months ended September 30, 2001. The transferred MOCVD business includes the assets necessary for engineering, design and manufacturing of MOCVD (TurboDisc) systems ranging from R&D to high-volume production systems, the business unit's manufacturing facility and applications lab located in Somerset, New Jersey and Emcore's significant MOCVD intellectual property. It is expected that approximately 120 employees of Emcore involved in the TurboDisc business will become employees of Veeco.

Management Commentary:

Reuben F. Richards, Jr., President and CEO of Emcore, commented, "The sale of our capital equipment business will strengthen Emcore's position as a world-leader in the supply of broadband and wireless communications products to CATV, satellite, data and telecommunications markets, by allowing us to sharply focus all of our resources on providing active components for the fiberoptic, CATV, and satcom businesses and electronic materials for the wireless industry.

Emcore began operations as a supplier of MOCVD equipment 19 years ago and has been instrumental to the overall growth of the compound semiconductor industry. However, this transaction will allow us to devote our full attention to the communications sector and our investment in Gelcore, our joint venture with GE Lighting addressing the LED markets."

Edward H. Braun, Chairman and CEO of Veeco, commented, "This acquisition strengthens Veeco's position in the compound semiconductor market, as we are now uniquely able to provide "one-stop" shopping for epitaxial deposition solutions -- both MOCVD and MBE. The MOCVD market is twice the size of the MBE available market. Emcore's MOCVD business is a good fit with Veeco's acquisition criteria: history of technology leadership and innovation, complementary technology for an existing Veeco market, leading market position, strong R&D and high market growth potential. We believe that Emcore's MOCVD business will be accretive to Veeco on a cash basis by the second quarter of 2004." Mr. Braun added, "The addition of MOCVD strengthens our existing compound semiconductor and wireless/telecommunications position and permits penetration of the rapidly emerging LED market opportunity." Strategies Unlimited projects the GaN LED market to exceed $1.9B in 2003, growing at 24% CAGR to reach over $4B by 2007.

Conference Calls about the Acquisition:

EMCORE management intends to discuss the transaction during its regularly scheduled earnings call. The call will be held, Thursday, November 13, 2003 at 9:00 a.m Eastern. Interested parties may access the call by dialing 888-896-0863. There is also a live webcast of the call at www.emcore.com. Following the live call, a replay will be available both on the website as well as telephonically at 877-519-4471 code 4237128.

Veeco management will be hosting a conference call for investors to learn more about this transaction. The call will be held today, Monday, November 3rd at 5:30 pm E.S.T. Interested parties may access the call by dialing 800-314-7867. There is also a live webcast of the call at www.veeco.com (investor page) where an accompanying slide presentation will be made available by call time. Following the live call, a replay will be available both on the website as well as telephonically at 719-457-0820 or 888-203-1112 code 579313.

About EMCORE:

EMCORE Corporation offers a versatile portfolio of compound semiconductor products for the rapidly expanding broadband and wireless communications markets and the solid-state lighting industry. The company's integrated solutions philosophy embodies state-of-the-art technology, material science expertise, and a shared vision of our customer's goals and objectives to be leaders and pioneers in the rapidly growing communications market. EMCORE's solutions include: optical components for fiber-to-the-curb/home/business, cable television, and high speed data and telecommunications; solar cells, solar panels and fiberoptic satellite links for global satellite communications; and electronic materials for high bandwidth communications systems, such as Internet access and wireless telephones. Through its participation in GELcore, LLC, EMCORE plays a vital role in developing and commercializing next-generation LED technology for use in the general illumination market. For further information about EMCORE, visit http://www.emcore.com.

About Veeco:

Veeco Instruments Inc. provides solutions for nanoscale applications in the worldwide semiconductor, data storage, telecommunications/wireless and scientific research markets. Its Metrology products are used to measure at the nanoscale and its Process Equipment tools help create nanoscale devices. Veeco's manufacturing and engineering facilities are located in New York, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific. Additional information on Veeco can be found at http://www.veeco.com/.

The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to future events that involve risks and uncertainties. Words such as "expects," "anticipates," "intends," "plans," "believes," and "estimates," and variations of these words and similar expressions, identify these forward-looking statements. Actual operating results may differ materially from such forward-looking statements and are subject to certain risks, including risks arising from: difficulties arising from the separation of the Turbodisc operations from our ongoing operations; expected reductions in overall revenues as a result of the Turbodisc sale; cancellations, rescheduling or delays in product shipments; manufacturing capacity constraints; lengthy sales and qualification cycles; difficulties in the production process; changes in semiconductor industry growth; increased competition; delays in developing and commercializing new products; and other factors described in EMCORE's filings with the Securities and Exchange Commission. The forward-looking statements contained in this news release are made as of the date hereof and EMCORE does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.